As filed with the Securities and Exchange Commission on April 19, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

WOLVERINE TUBE, INC.

(Exact name of registrant as specified in its charter)

Delaware	3550	63-0970812
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Clinton Avenue West, Suite 1000

Huntsville, Alabama 35801

(256) 580-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James E. Deason

Senior Vice President, Chief Financial Officer and Corporate Secretary

Wolverine Tube, Inc.

200 Clinton Avenue West, Suite 1000

Huntsville, Alabama 35801

(256) 580-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael D. Waters

Kelly G. Gwathney

Balch & Bingham LLP

1901 Sixth Avenue North, Suite 2600

Birmingham, Alabama 35203

(205) 251-8100

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Subscription rights to purchase common stock	15,113,236 (1)	— (2)	— (2)	— (2)
Common stock, par value $0.01 per share	46,454,545 shares (3)	$1.10	$51,100,000	$1,569

(1)	Each common stockholder will receive one subscription right for each share of common stock owned on the record date. The number of shares of outstanding common stock on April 1, 2007 was 15,113,236.
(2)	The subscription rights are being issued to holders of common stock at no charge and for no separate consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, no separate registration fee is required with respect to the subscription rights because they are being registered in the same registration statement as the shares of common stock issuable upon exercise thereof.
(3)	Represents the maximum number of shares of common stock issuable upon exercise of the subscription rights. In the event of a stock split, stock dividend or similar transaction involving the registrant’s common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED APRIL 19, 2007

WOLVERINE TUBE, INC.

Up to 46,454,545 shares of common stock at $1.10 per share

We are distributing at no charge to the holders of our common stock transferable subscription rights to purchase up to an aggregate of 46,454,545 shares of our common stock. You will receive one subscription right for each share of our common stock that you owned at the close of business on                     , 2007. Each subscription right will entitle you to purchase             shares of our common stock at a price of $1.10 per share.

The subscription rights will expire and will have no value if they are not exercised by 5:00 p.m., New York City time, on                     , 2007, unless we extend the offering period. You should carefully consider whether or not to exercise your subscription rights before the expiration date. All exercises of subscription rights are irrevocable. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights.

In connection with this rights offering, certain of our preferred stockholders, who are not eligible to participate in the rights offering, have the following rights and obligations:

•

Standby Commitment. If the gross proceeds we receive from the rights offering are less than $25 million, the preferred stockholders will collectively be obligated to purchase additional shares of our Series A Convertible Preferred Stock, at a price of $1,000 per share, in an amount equal to $25 million minus the gross proceeds from this rights offering.

•

Call Option. If, after the closing of the rights offering, the preferred stockholders collectively own shares of our Series A Convertible Preferred Stock representing less than 55% of our outstanding common stock on an as-converted, fully diluted basis, then the preferred stockholders will have the option to purchase additional shares of Series A Convertible Preferred Stock, at a price of $1,000 per share, up to an amount that would be sufficient to increase their aggregate ownership to 55% of our outstanding common stock on an as-converted, fully diluted basis.

The rights offering is subject to the approval by our stockholders of an amendment to our restated certificate of incorporation to increase the number of shares of authorized common stock. We are submitting this amendment to the vote of our stockholders at our 2007 annual meeting scheduled to take place on May 24, 2007.

We may cancel or terminate the rights offering at any time prior to the expiration date. If we cancel or terminate this offering, we will return your subscription price, but without any payment of interest.

We estimate that the net proceeds from the sale of 46,454,545 shares of common stock that we propose to sell in the rights offering would be approximately $            million, or $            per share after deducting estimated offering expenses payable by us, if all shares are sold.

Shares of our common stock are quoted on the OTC Bulletin Board and the Pink Sheets under the symbol “WLVT.” The last reported sale price of our common stock on April 13, 2007 was $2.10.

Investing in our common stock involves risks. You should consider carefully the risk factors beginning on page 12 before deciding whether to exercise your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC” or “Commission”). You should rely only on the information provided in this prospectus or any supplement or amendment. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus or any supplement or amendment is accurate as of any date other than the date on the front of this prospectus or any supplement or amendment.

Unless the context otherwise requires, “Wolverine,” the “Company,” “we,” “our,” “us” and similar expressions refer to Wolverine Tube, Inc. and its subsidiaries, and the term “common stock” means Wolverine Tube Inc.’s common stock, par value $0.01 per share.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to current or historical fact, but address events or developments that we anticipate may occur in the future. Forward-looking statements include statements regarding our goals, beliefs, plans or current expectations, taking into account the information currently available to our management. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. When we use words such as “anticipate,” “intend,” “expect,” “believe,” “plan,” “may,” “should” or “would” or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Statements relating to future sales, earnings, operating performance, recapitalization or restructuring strategies, capital expenditures and sources and uses of cash, for example, are forward-looking statements. Forward-looking statements include any statements regarding:

•	future revenue, profit percentages, income tax refunds, earnings per share or other results of operations;

•	the continuation of historical trends;

•	the sufficiency of cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs;

•	the effect of legal and regulatory developments;

•	the expected execution and results of our recapitalization plan, our restructuring initiatives and our refinancing activities; and

•	the economy in general.

These forward-looking statements are subject to various risks and uncertainties, which could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, but are not limited to, those described below under “Risk Factors” and the following:

•	changing market conditions and growth rates within the tubing industry or generally within the overall economy;

•	world and national events that may affect our ability to provide copper and copper alloy tube, fabricated products, metal joining products, and other products;

•	changes in competition in markets in which we operate;

•	pressures on the pricing of our products and services;

•	the ability to generate sufficient cash flow to fund our business plan;

•	changes in the demand for our services and products;

•	the demand for particular products and services within the overall mix of products sold, as our products and services have varying profit margins;

•	our ability to introduce new product offerings in a timely and cost effective basis;

•	our ability to attract and retain highly qualified employees;

•	our ability to access capital markets and the successful execution of restructuring initiatives;

•	volatility in the stock market, which may affect the value of our stock;

•	the impact of interest rates on the valuations of our pension liabilities and goodwill;

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•	costs and cost savings related to the closing of our Jackson, Tennessee and Montreal, Quebec facilities and consolidation of our U.S. wholesale distribution facility into our Decatur facility;

•	our ability to maintain our relationships with our major customers;

•	our potential exposure to environmental liabilities;

•	currency risks relating to our international operations and our ability to hedge these risks;

•	our ability and the ability of our customers to maintain satisfactory employee relations, especially with unionized employees;

•	costs for labor and benefits including healthcare and pension costs;

•	risks to our competitive position from changing technology or the loss of our intellectual property;

•	business and economic risks relating to government regulations that impact our industry;

•	our ability to refinance our senior notes, liquidity facilities and other indebtedness when required on commercially reasonable terms;

•

the successful execution of restructuring and recapitalization plan initiatives within the expected timeframe, including obtaining consents, amendments or waivers under our current senior note indentures and liquidity facilities in order to consummate the recapitalization plan;

•

our ability to obtain stockholder approval to increase our authorized shares of common stock in order to have sufficient shares to issue upon conversion of outstanding preferred stock and in the rights offering;

•	the level of participation in the rights offering; and

•	our ability to complete the rights offering and/or the sale of the standby shares and option shares to the preferred stockholders.

You should carefully consider each of these risks and all other information contained in this prospectus and in our filings with the SEC. The risks described above and in our filings with the SEC are not the only ones we face. Additional risks and uncertainties not presently known to us, or which we currently consider immaterial, also may adversely affect us. If any of the preceding risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. For a further discussion of such risks, uncertainties and assumptions, see “Risk Factors.” You are urged to consider these factors in evaluating the forward-looking statements.

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QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are summaries of questions about the rights offering that we anticipate will be common, and answers based on selected information from the prospectus. The following questions and answers do not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully.

Q:	What is the rights offering?

A:	We are distributing to holders of our common stock, at no charge, transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned at the close of business on , 2007, the record date. The subscription rights will be evidenced by rights certificates.

Q:	Why are we conducting the rights offering?

A:	We are conducting this rights offering as a part of our recapitalization plan that we announced on February 1, 2007. In connection with this recapitalization plan, we have entered into a Preferred Stock Purchase Agreement with The Alpine Group, Inc. and Plainfield Special Situations Master Fund Limited (which we refer to collectively as the preferred stockholders), pursuant to which the preferred stockholders purchased an aggregate of 50,000 shares of our Series A Convertible Preferred Stock on February 16, 2007. In the Preferred Stock Purchase Agreement, we agreed, among other things, to conduct this rights offering in order to raise additional equity capital and to provide our existing stockholders an opportunity to reduce the dilutive effect of the preferred stockholders’ investment. We believe that the rights offering will strengthen our financial condition through generating additional cash and increasing our stockholders’ equity. See “Use of Proceeds,” “Capitalization,” and “The Rights Offering—Background of the Rights Offering.”

Q:	What is a subscription right?

A:	Each subscription right is a right to purchase shares of our common stock. When you “exercise” a subscription right, you choose to purchase shares of common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. We will not distribute any fractional shares, but will round up or down the aggregate number of shares you are entitled to receive to the nearest whole number (with 0.5 being rounded up).

Q:	What is the subscription price?

A:	The subscription price is $1.10 per share, or $ per right. The per share subscription price is the same price at which the conversion of Series A Convertible Preferred Stock into common stock will be calculated. Our Board of Directors set all of the terms and conditions of the rights offering, including the subscription price, consistent with our contractual obligations under the Preferred Stock Purchase Agreement.

Q:	How long will the rights offering last?

A:	You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights on or before the expiration date, 5:00 p.m., New York City time, on , 2007, your subscription rights will expire. We may extend the rights offering in our sole discretion and for any reason.

Q:	Am I required to subscribe in the rights offering?

A:	No.

Q:	Can I subscribe for any number of shares less than all of my subscription rights?

A:	Yes. You can subscribe for any whole number of shares by exercising less than all of your subscription rights.

Q:	What happens if I choose not to exercise my subscription rights?

A:	You will retain the number of shares of common stock you currently hold even if you do not exercise your subscription rights. If you do not exercise your subscription rights, then your unexercised subscription rights will be null and void and the percentage of the outstanding shares of common stock that you hold will decrease.

Q:	May I sell or transfer my subscription rights if I do not want to purchase any shares?

A:	Yes. The subscription rights will be evidenced by transferable subscription rights certificates. The subscription rights are transferable until 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. However, any transfer of rights must be made sufficiently in advance of the expiration date to allow for the subscription agent to process the transfer and transmit new subscription rights certificates, and for the rights evidenced by the new certificates to be exercised or sold by the intended recipients. In addition, we will not take any steps to facilitate trading and we do not expect a market to develop in the trading of the subscription rights. Furthermore, we do not expect any transfers of subscription rights to be quoted on any inter-dealer quotation system or other national securities exchange. Therefore, we cannot assure you that you will be able to sell any of your subscription rights.

Q:	How may I sell my subscription rights?

A:	You may sell your subscription rights by contacting your broker or the institution through which you hold your shares of common stock.

Q:	How do I exercise my subscription rights if my shares are held in my name?

A:	If you hold your shares directly (not through a broker, custodian bank or other nominee), you will receive a subscription rights certificate. You may exercise your rights by properly completing and signing your rights certificate and delivering it to the subscription agent, together with full payment of the subscription price for all rights you elect to exercise, on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” beginning on page 32.

Q:	How do I exercise my subscription rights if my shares are held in the name of my broker, custodian bank or other nominee?

A:	If you hold shares of our common stock through a broker, custodian bank or other nominee, you will not receive a rights certificate. We will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:	What should I do if I want to participate in the rights offering, but I am a stockholder with a foreign address or a stockholder with an APO or FPO address?

A:

The subscription agent will not mail subscription rights certificates to you if you are a stockholder of record as of the rights offering record date with an address outside the United States or with an Army Post Office or a Fleet Post Office address. To exercise your subscription rights, you must notify the subscription agent prior to 5:00 p.m., New York City time, on                     , 2007 and establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. In addition, you must take all other steps that are necessary to exercise your subscription rights, on or prior to the date required for participation in the rights offering. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

Q:	After I exercise my subscription rights, can I cancel or change my decision?

A:	No. Once you send in your subscription certificate and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about Wolverine that you consider to be unfavorable and even if the market price of our common stock is below the subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:	Wolverine will not charge you a brokerage commission or a fee for exercising your subscription rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q:	When will I receive the shares of common stock I am purchasing by exercising my subscription rights?

A:	If you properly exercise your subscription rights, you will be deemed to own the shares of common stock purchased in the rights offering on the expiration date of the rights offering. We will issue common stock certificates as soon as practicable following the expiration date of the rights offering.

We have applied for qualification of the rights offering with certain state securities commissions. Prior to commencement of the rights offering, we will advise residents of any such state if the securities commission in that state has disapproved the rights offering. Such disapproval would result in holders of rights in that state not being able to exercise their rights in the rights offering. We have the discretion to delay or to refuse to distribute any shares you may elect to purchase through the exercise of rights if we deem it necessary to comply with applicable securities laws, including state securities and blue sky laws.

Q:	Is there an over-subscription privilege?

A:	No. You will not have the right to subscribe for additional shares of our common stock unclaimed by other holders of subscription rights.

Q:	Are we required to have a minimum level of subscription in order to consummate the rights offering?

A:	No. We will consummate the rights offering even if less than all of the shares we are offering are actually purchased.

Q:	Are there any other conditions to the completion of the rights offering?

A:	Yes. The rights offering is subject to the approval by our stockholders of an amendment to our restated certificate of incorporation to increase the number of shares of authorized common stock. We are submitting this amendment to the vote of our stockholders at our 2007 annual meeting scheduled to take place on May 24, 2007.

In addition, we have applied for qualification of the rights offering with certain state securities commissions. Prior to commencement of the rights offering, we will advise residents of any such state if the securities commission in that state has disapproved the rights offering. Such disapproval would result in holders of rights in that state not being able to exercise their rights in the rights offering. We have the discretion to delay or to refuse to distribute any shares you may elect to purchase through the exercise of rights if we deem it necessary to comply with applicable securities laws, including state securities and blue sky laws.

Q:	Can the rights offering be canceled or terminated?

A:	Yes. We may cancel or terminate the rights offering at any time on or before the expiration of the rights offering for any reason.

Q:	If the rights offering is not completed, will my subscription payment be refunded to me?

A:	Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments.

Q:	Are there risks in exercising my subscription rights?

A:	Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 12.

Q:	What are the U. S. federal income tax consequences of exercising my subscription rights as a holder of common stock?

A:	For U.S. federal income tax purposes, your receipt or exercise of subscription rights generally will not be taxable events. You should consult your personal tax advisor concerning the particular tax consequences to you of the receipt and exercise of the subscription rights. For more information, see “Material U.S. Federal Income Tax Considerations,” beginning on page 37.

Q:	What is the role of the preferred stockholders in this rights offering?

A:	The preferred stockholders are not eligible to participate in the rights offering. However, in accordance with our recapitalization plan and the Preferred Stock Purchase Agreement, the preferred stockholders have the following rights and obligations in connection with the rights offering:

•

Standby Commitment. If the gross proceeds we receive from the rights offering are less than $25 million, the preferred stockholders will collectively be obligated to purchase additional shares of our Series A Convertible Preferred Stock, at a price of $1,000 per share, in an amount equal to $25 million minus the gross proceeds from this rights offering.

•

Call Option. If, after the closing of the rights offering, the preferred stockholders collectively own Series A Convertible Preferred Stock (including any standby shares) representing less than 55% of our outstanding common stock on an as-converted, fully diluted basis, then the preferred stockholders will have the option to purchase additional shares of Series A Convertible Preferred Stock, at a price of $1,000 per share, up to an amount that would be sufficient to increase their aggregate ownership to 55% of our outstanding common stock on an as-converted, fully diluted basis.

Q:	How much money will we receive in connection with the rights offering?

A:	If the rights offering is fully subscribed, we will receive gross proceeds from the rights offering of $51.1 million. After deducting estimated offering expenses payable by us, we estimate that we will receive net proceeds of approximately $ million, or $ per share. In addition, the preferred stockholders will have the right to purchase an additional $32.9 million of Series A Convertible Preferred Stock from us pursuant to the call option. As a result, if the rights offering is fully subscribed and the preferred stockholders fully exercise their call option, we would receive total cash proceeds, after expenses, of $ .

Although we are offering shares in the rights offering with no minimum subscription requirement, due to the preferred stockholders’ standby commitment, we will receive a minimum of $25 million in gross proceeds from the sale of the standby shares regardless of the level of participation in the rights offering.

Q:	How will we use the money we receive in connection with the rights offering?

A:	We will use the proceeds we receive from the sale of common stock in the rights offering (and from the sale of Series A Convertible Preferred Stock pursuant to the standby commitment and the call option, if any) for working capital, general corporate purposes and the reduction of our outstanding indebtedness, which may include open market purchases, redemption or repayment at maturity of our outstanding indebtedness.

Q:	What is the Board of Directors’ recommendation regarding the rights offering?

A:	Our Board of Directors is not making any recommendation as to whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and Wolverine.

Q:	How many shares of common stock will be outstanding after the rights offering?

A:	As of the record date, we had shares of common stock issued and outstanding. If the rights offering is fully subscribed and the preferred stockholders fully exercise the call option, shares of common stock and 82,890 shares of Series A Convertible Preferred Stock will be outstanding immediately after the completion of the rights offering and the call option exercise, representing a total of shares on an as-converted, fully diluted basis.

Q:	How many shares will the preferred stockholders own after the offering?

A:	If no stockholders exercise their subscription rights, the preferred stockholders will be obligated to purchase 25,000 shares of our Series A Convertible Preferred Stock pursuant to the standby commitment. In that case, the preferred stockholders will hold an aggregate of 75,000 shares of Series A Convertible Preferred Stock after the rights offering, representing a total of 68,181,818 shares, or %, of our common stock on an as-converted, fully diluted basis.

If the rights offering is fully subscribed and the preferred stockholders fully exercise the call option, the preferred stockholders will hold an aggregate of 82,890 shares of Series A Convertible Preferred Stock after the completion of the rights offering and the call option exercise, representing a total of 75,354,546 shares, or     %, of our common stock on an as-converted, fully diluted basis.

Q:	What should I do if I have other questions or need assistance?

A:	If you have other questions or need assistance, please contact Georgeson Inc., the information agent, at the following address and telephone number: .

17 State Street – 10th Floor

New York, New York 10004

1-866-278-0091

SUMMARY

This summary highlights selected information from this prospectus. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully.

Our Company

Wolverine is a manufacturer of copper and copper alloy tube and fabricated and metal joining products. Our primary product focus is on custom engineered, higher value-added tubular products, including fabricated copper components and metal joining products, which offer attractive margin opportunities. Our products enhance performance and energy efficiency in a variety of end market applications, including commercial and residential heating, ventilation, air conditioning and refrigeration as well as home appliances, petrochemicals and industrial and chemical processing applications.

Wolverine has a global business platform with manufacturing operations in the U.S., Canada, Portugal, China and Mexico, and a distribution center in The Netherlands serving European and other markets. For the fiscal year ended December 31, 2006, our business in the U.S., Canada and other foreign countries accounted for 72%, 21% and 7% of consolidated net sales, respectively. Management believes that Wolverine maintains the broadest product offering of any North American manufacturer of copper and copper alloy tube, which allows it to offer packaged solutions and pursue cross-selling opportunities. Our business has historically been comprised of three operating segments:

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Commercial Products—which includes technical and industrial tube for use in commercial and residential air conditioning systems and other industrial applications, copper alloy tube, fabricated products and metal joining products;

•	Wholesale Products—which includes plumbing and refrigeration service tube for use in residential and commercial construction, as well as refrigeration and air conditioning applications; and

•

Rod, Bar and Other Products—which includes a broad range of copper and copper alloy solid products for use by the electrical, power generation, construction hardware and aluminum smelting industries, as well as our distribution business in The Netherlands.

As a result of the closing of our Montreal facility, beginning in 2007, our business will be comprised of the commercial and wholesale operating segments only. Our Netherlands distribution business, which was historically included in the rod, bar and other products segment, will be included in the commercial products segment.

In the past five years, we have expanded our global operations through targeted international growth, while consolidating certain of our other less profitable operations. In 2001, we invested approximately $9 million for the construction of a 33,000 square foot technical tube manufacturing facility in Esposende, Portugal, which began commercial production in early 2002. In 2003, this facility began producing brazed assemblies for our European customers. In late 2004, we opened a new 130,000 square foot leased manufacturing facility to produce technical tube and fabricated products in Monterrey, Mexico, and we continue to expand our fabricated products offering in Mexico. Our initial investment in the Mexican facility totaled approximately $4.4 million, $2.6 million of which was from the relocation of equipment from other Wolverine facilities. Through 2006, we have expanded our Shanghai, China operation to meet local increasing customer demand for technical tube and fabricated products, and entered into a value added strategic sourcing arrangement with one of the largest China-based copper tube manufacturers to provide commercial products for resale to our customers in North America. At the same time, as part of our restructuring and rationalization initiatives, in 2005 we relocated our North

American technical tube manufacturing operations from our Decatur, Alabama facility to facilities in Shawnee, Oklahoma and Monterrey, Mexico. In December 2006, we closed our manufacturing facilities located in Jackson, Tennessee and Montreal, Quebec and relocated our U.S. wholesale distribution facility to our Decatur, Alabama plant in conjunction with our “Path to Profitability” initiatives, which focus on reducing our North American footprint while continuing to serve and support our customers globally.

Our principal executive offices are located at 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama, 35801. Our telephone number is (256) 580-3500. Our website is www.wlv.com. The information found on our website and on websites linked to it are not incorporated into or made a part of this prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our Annual Report on Form 10-K for the year ended December 31, 2006 for more information regarding Wolverine.

The Recapitalization Plan

On February 1, 2007, we announced a recapitalization plan which will ultimately provide at least $75 million, and could provide up to approximately $135 million, of equity proceeds to Wolverine. We completed the first phase of this recapitalization plan, a private placement of 50,000 shares of Series A Convertible Preferred Stock, for $50 million, to The Alpine Group, Inc. (“Alpine”) and a fund managed by Plainfield Asset Management LLC (“Plainfield”) on February 16, 2007. Under our recapitalization plan, we also plan to raise up to an additional $51.1 million in cash proceeds from this common stock rights offering. If proceeds from the rights offering are less than $25 million, Alpine and Plainfield will be obligated to purchase up to an additional 25,000 shares of Series A Convertible Preferred Stock, for an amount equal to $25 million minus the gross proceeds from the rights offering. We refer to this commitment as the “standby commitment” and we refer to these shares as the “standby shares.” Depending on the level of participation in the rights offering, Alpine and Plainfield also have an option to purchase additional shares of Series A Convertible Preferred Stock to maintain a 55% ownership interest. We refer to this option as the “call option,” and to the preferred shares underlying the call option as the “option shares.” In addition, pursuant to our agreement with Alpine and Plainfield, we have agreed to initiate an exchange offer to issue senior notes similar to our existing 10.5% Senior Notes due 2009, but with less restrictive covenants, in exchange for our 7.375% Senior Notes due 2008, and to seek consents to remove substantially all of the restrictive covenants contained in the 7.375% Senior Note indenture. We are currently discussing with a number of financial institutions various alternatives to this exchange offer and consent solicitation, including the possibility of a global refinancing transaction with respect to our 10.5% and 7.375% Senior Notes, our secured revolving credit facility and our receivables sale facility, which would close concurrently with or shortly following the rights offering.

The Rights Offering

For additional information concerning the rights offering, see “The Rights Offering,” beginning on page 27.

Rights

We are distributing to you, at no charge, one transferable subscription right for each share of our common stock that you owned on the record date. Each right will entitle you to purchase                      shares of our common stock at a price of $1.10 per share.

Subscription Price	$1.10 per share.

Record Date	, 2007.

Expiration Date	, 2007, subject to extension. Rights not exercised by the expiration date will be null and void.

Preferred Stockholders; Standby Commitment; Call Option

We refer to Alpine and Plainfield as the preferred stockholders. The preferred stockholders collectively own an aggregate of 50,000 shares of our Series A Convertible Preferred Stock, which is convertible into 45,454,545 shares, or     %, of our common stock as of the record date.

The preferred stockholders are not eligible to participate in the rights offering. However, in accordance with our recapitalization plan, the preferred stockholders have the following rights and obligations in connection with the rights offering:

•

Standby Commitment. If the gross proceeds we receive from the rights offering are less than $25 million, the preferred stockholders will collectively be obligated to purchase additional shares of our Series A Convertible Preferred Stock, at a price of $1,000 per share, in an amount equal to $25 million minus the gross proceeds from this rights offering.

•

Call Option. If, after the closing of the rights offering, the preferred stockholders collectively own Series A Convertible Preferred Stock (including any standby shares) representing less than 55% of our outstanding common stock on an as-converted, fully diluted basis, then the preferred stockholders will have the option to purchase additional shares of Series A Convertible Preferred Stock, at a price of $1,000 per share, up to an amount that would be sufficient to increase their aggregate ownership to 55% of our outstanding common stock on an as-converted, fully diluted basis.

Use of Proceeds

If the rights offering is fully subscribed, we will receive gross proceeds from the rights offering of $51.1 million. After deducting estimated offering expenses payable by us, we estimate that we will receive net proceeds of approximately $             million, or $             per share. In addition, the preferred stockholders will have the right to purchase an additional $32.9 million of Series A Convertible Preferred Stock from us pursuant to the call option. As a result, if the rights offering is fully subscribed and the preferred stockholders fully exercise their call option, we would receive total cash proceeds, after expenses, of $            . Due to the preferred stockholders’ standby commitment, we will receive a minimum of $25 million in total gross proceeds from a combination of the rights offering and the sale of the standby shares regardless of the level of participation in the rights offering.

We will use the proceeds we receive from the sale of common stock in the rights offering (and from the sale of Series A Convertible Preferred Stock pursuant to the standby commitment and the call option, if any) for working capital, general corporate purposes and the reduction of our outstanding indebtedness, which may include open market purchases, redemption or repayment at maturity of our outstanding indebtedness.

Procedure for Exercising Rights	You may exercise some or all of your rights, or you may choose not to exercise any of your rights.

If you hold your shares directly (not through a broker, custodian bank or other nominee), you will receive a subscription rights certificate. You may exercise your rights by properly completing and signing your rights certificate and delivering it to the subscription agent, together with full payment of the subscription price for all rights you elect to exercise, on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” beginning on page 32.

If you hold shares of our common stock through a broker, custodian bank or other nominee, see “Exercising Rights Through Others” below.

Exercising Rights Through Others

If you hold our common stock through a broker, custodian bank or other nominee, you will not receive a subscription rights certificate. We will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

No Revocation	Once you have exercised any of your rights, your exercise may not be revoked or changed and you may not request a refund of any subscription price paid.

Transferability of Rights

The rights are transferable until 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. We will not take any steps to facilitate trading and we do not expect a market to develop in the trading of the subscription rights. Furthermore, we do not expect any transfers of subscription rights to be quoted on any inter-dealer quotation system or other national securities exchange. See “The Rights Offering—Transferability of Subscription Rights,” beginning on page 33.

Blue Sky Laws

We have applied for qualification of the rights offering with certain state securities commissions. Prior to commencement of the rights offering, we will advise residents of any such state if the securities commission in that state has disapproved the rights offering. Such disapproval would result in holders of rights in that state not being able to exercise their rights in the rights offering. We have the discretion to delay or to refuse to distribute any shares you may elect to purchase through the exercise of rights if we deem it necessary to comply with applicable securities laws, including state securities and blue sky laws.

Charter Amendment

The rights offering is subject to the approval by our stockholders of an amendment to our restated certificate of incorporation to increase the number of shares of authorized common stock. We are submitting this amendment to the vote of our stockholders at our 2007 annual meeting scheduled to take place on May 24, 2007.

Material U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, your receipt or exercise of subscription rights generally will not be taxable events. You should consult your personal tax advisor concerning the particular tax consequences to you of the receipt and exercise of the subscription rights. For more information, see “Material U.S. Federal Income Tax Considerations,” beginning on page 37.

No Recommendation

Neither we nor our Board of Directors makes any recommendation to you about whether or not you should exercise your rights. You should make an independent investment decision based upon your own assessment of our business and the rights.

Extension, Termination and Amendment

We may extend, terminate or amend the rights offering at any time prior to the expiration date. If we terminate the rights offering, we will return all funds received in the rights offering, without interest, to those persons who exercised rights and subscribed for shares in the rights offering. If we amend the terms of the rights offering in a manner that we consider significant, we will extend the expiration date and offer all subscribers the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment.

Shares Outstanding Before Rights Offering

As of the record date, there were              shares of our common stock and 50,000 shares of our Series A Convertible Preferred Stock outstanding, representing a total of              shares on an as-converted, fully diluted basis.

Shares Outstanding After Rights Offering and Exercise of Call Option

If the rights offering is fully subscribed and the preferred stockholders fully exercise the call option,              shares of common stock and 82,890 shares of Series A Convertible Preferred Stock will be outstanding immediately after the completion of the rights offering and the call option exercise, representing a total of              shares on an as-converted, fully diluted basis.

Subscription Agent	American Stock Transfer & Trust Company

Information Agent	Georgeson Inc.

Questions	Questions regarding the rights offering should be directed to the information agent at 1-866-278-0091.

Risk Factors

An investment in our common stock involves significant risks, including the risks described in the section entitled “Risk Factors” beginning on page 12. You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to exercise your rights to subscribe for shares of our common stock.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider the risks described below, together with the other information included in this prospectus, before making a decision to invest in our common stock. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial, may also adversely affect us. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Rights Offering

Stockholders who do not fully exercise their subscription rights will have their relative ownership and voting interests in us diluted by stockholders who do exercise their rights, as well as by the preferred stockholders in the event they purchase additional shares of Series A Convertible Preferred Stock pursuant to the standby commitment or the call option.

To the extent that you do not exercise your subscription rights, and shares are purchased by other stockholders in the rights offering (or by the preferred stockholders pursuant to their standby commitment), your proportionate voting interest in us will be reduced, and the percentage that your original shares represent of our expanded equity after the completion of the rights offering will be diluted. In addition, the preferred stockholders have an option to purchase additional shares of Series A Convertible Preferred Stock after the rights offering in order to maintain an ownership interest representing 55% of our outstanding common stock on an as-converted, fully diluted basis. If additional shares are purchased by the preferred stockholders pursuant to the call option, your proportionate voting and ownership interest will be diluted, regardless of whether you choose to exercise your subscription rights.

The rights offering may cause the price of our common stock to decrease immediately, and this decrease may continue.

The subscription price per share of $1.10 was a price negotiated between the preferred stockholders and Wolverine at the time of the Preferred Stock Purchase Agreement, which we entered into on January 31, 2007. On April 13, 2007, the last reported sale price of Wolverine common stock was $2.10 per share. The subscription price, along with the number of shares we propose to issue and ultimately will issue if the rights offering is completed, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of the rights offering, particularly in the event that the preferred stockholders purchase additional shares of Series A Convertible Preferred Stock pursuant to the call option.

The subscription price per share is not an indication of the fair value of our common stock, and you may not be able to sell shares purchased upon the exercise of your subscription rights at a price equal to or greater than the subscription price.

The subscription price does not necessarily bear any relationship to the value of our assets, operations, cash flows, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the current fair value of our common stock. After the date of this prospectus, our common stock may trade at prices above or below the subscription price. We cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price.

You may not revoke your subscription exercise and you could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

You may not revoke the exercise of your subscription rights even if we decide to extend the expiration date of the subscription period.

We may, in our sole discretion, extend the expiration date of the subscription period. During any potential extension of time, our common stock price may decline below the subscription price and result in a loss on your investment upon the exercise of rights to acquire shares of our common stock. If the expiration date is extended after you send in your subscription forms and payment, you still may not revoke or change your exercise of rights.

Because we may terminate the offering at any time, your participation in the offering is not assured.

We may cancel or terminate the offering at any time. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, without interest.

If you do not act promptly and follow subscription instructions, your subscription rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on                     , 2007, the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

No prior market exists for the rights.

The rights are a new issue of securities with no trading market. The rights are transferable until 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. However, any transfer of rights must be made sufficiently in advance of the expiration date to allow for the subscription agent to process the transfer and transmit new subscription rights certificates, and for the rights evidenced by the new certificates to be exercised or sold by the intended recipients. In addition, we will not take any steps to facilitate trading and we do not expect a market to develop in the trading of the subscription rights. Furthermore, we do not expect any transfers of subscription rights to be quoted on any inter-dealer quotation system or other national securities exchange. Therefore, we cannot assure you that you will be able to sell any of your subscription rights.

In some states, you will not be able to exercise your rights unless the securities commission of that state has approved the rights offering or an exemption from registration or qualification in that state is available.

We have applied for qualification of the rights offering with certain state securities commissions. Prior to commencement of the rights offering, we will advise residents of any such state if the securities commission in that state has disapproved the rights offering. Such disapproval would result in holders of rights in that state not being able to exercise their rights in the rights offering. We have the discretion to delay or to refuse to distribute any shares you may elect to purchase through the exercise of rights if we deem it necessary to comply with applicable securities laws, including state securities and blue sky laws.

In addition, under the securities laws of some states, shares of common stock can be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, shares of common stock may not be sold unless these shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with. The requirement of a seller to comply with the requirements of state blue sky laws may lead to delay or inability of a holder of our securities to dispose of such securities, thereby causing an adverse effect on the resale price of our securities and your investment in Wolverine.

Risks Related to Our Common Stock

Our stock price may be volatile.

The market price of our common stock may be subject to significant fluctuations. Some of the factors that can affect our stock price are:

•	quarterly variations in our operating results;

•	our ability to meet our liquidity needs;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	the impact of the risks discussed herein and our ability to react effectively to those risks;

•	limited trading volume of our common stock;

•	a change in technology that may add to manufacturing costs;

•	actions by institutional stockholders;

•	general market conditions; and

•	domestic and international economic factors unrelated to our performance.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Limited trading volume of our common stock may contribute to its price volatility.

Our common stock is quoted on the OTC Bulletin Board and the Pink Sheets. Prior to January 4, 2007, our common stock was traded on the New York Stock Exchange. During the year ended December 31, 2006, the average daily trading volume of our common stock as reported by Bloomberg L.P. was approximately 61,141 shares. From January 4, 2007 through April 1, 2007, the average daily trading volume of our common stock as reported by Bloomberg L.P. was approximately 278,000 shares. It is uncertain whether a more active trading market in our common stock will develop or if we will be re-listed on the New York Stock Exchange or any other securities exchange. Also, many investment banks no longer find it profitable to provide securities research on small-cap and mid-cap companies. Further, many investment banks do not support trading in over-the-counter securities. As a result, relatively small trades may have a significant impact on the market price of our common stock, which could increase the volatility and depress the price of our stock. We cannot assure you that you will be able to sell such common stock at a particular time or that the prices that you receive when you sell will be favorable.

Future issuances of our equity securities, or sales of our securities by stockholders in the public market, may cause the price of our common stock to decline or impair our ability to raise capital in the equity markets.

In the future, we may issue additional shares of our common stock in public or private offerings, perhaps in significant quantities. Also, shares of our common stock are available for future sales pursuant to stock options and/or restricted stock that we have granted to certain employees, directors and consultants (including Alpine), and in the future we may grant additional stock options and/or restricted stock to our employees, directors and consultants. In addition to the 50,000 shares of Series A Convertible Preferred Stock that we already have issued to the preferred stockholders, we may issue significantly more shares to these investors pursuant to the standby commitment and the call option. The sale by the preferred stockholders of a substantial amount of the Series A Convertible Preferred Stock (or the common stock issuable upon conversion of such preferred stock), or the sale of substantial amounts of stock by other stockholders, could significantly affect the market prices for shares of our stock and ultimately could impair our ability to raise capital through future offerings.

The preferred stockholders have the ability to exert significant influence over our affairs and may have interests that differ from those of our other stockholders.

As of the date of this prospectus, the preferred stockholders hold shares of Series A Convertible Preferred Stock representing approximately 75% of the total actual voting power of all our voting securities on an as-converted basis. Although their voting power is limited to 49% of the total voting power while any of our 10.5% Senior Notes remain outstanding, during this period these stockholders have a contractual right to designate a majority of our Board of Directors. With their majority representation on our Board of Directors and through their voting power, the preferred stockholders have the ability to exert control over our business, policies and affairs, and to substantially influence the outcome of any action requiring stockholder approval, including amendments to our charter or bylaws, mergers or sales of substantially all of our assets, or other extraordinary transactions. The interests of the preferred stockholders with respect to such matters may differ from the interests of our other stockholders.

Although the voting interest of the preferred stockholders may be diluted by our sale of common stock in the rights offering, the preferred stockholders may exercise their call option in order to maintain an ownership interest representing 55% of our outstanding common stock on an as-converted, fully diluted basis. Even if the rights offering is fully subscribed and the preferred stockholders do not exercise the call option, the preferred stockholders will hold shares of Series A Convertible Preferred Stock representing approximately 42% of the total actual voting power of all our voting securities on an as-converted basis. With such a large ownership interest, the preferred stockholders may continue to exert significant control over us even if their interest is so diluted.

Provisions in our charter documents, Delaware law and other agreements, coupled with the preferred stockholders’ ownership of a significant amount of our voting power, may delay or prevent an acquisition of Wolverine that some stockholders may consider attractive.

Our certificate of incorporation (including the certificate of designations that sets the terms of the Series A Convertible Preferred Stock), bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors and holders of our Series A Convertible Preferred Stock. These provisions include a classified Board of Directors (which we are seeking to declassify at our upcoming annual meeting of stockholders), removal of directors only for cause, and the inability of stockholders to act by written consent or to call special meetings, as well as voting, redemption and liquidation rights held by the preferred stockholders. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our Board of Directors, these provisions apply even if the offer may be considered beneficial by some stockholders. In addition, the preferred stockholders’ ownership of a significant amount of our voting power and their majority representation on our Board of Directors provide them with substantial influence over the transfer of control of Wolverine to any third party. It is possible that these investors may not pursue transactions that some stockholders consider attractive, or may pursue transactions that may not result in a premium upon a change of control.

In addition, under the indenture governing our 10.5% Senior Notes, in the event a change in control occurs, we may be required to repurchase all of our outstanding 10.5% Senior Notes at 101% of their original aggregate principal amount plus accrued interest. A change in control, without an appropriate waiver or amendment, would also result in an event of default or amortization event under our liquidity facilities.

We will not pay any dividends on our common stock in the foreseeable future.

We do not anticipate that we will pay any dividends on our common stock in the foreseeable future. We intend to retain any future earnings to fund operations, to service our debt and provide for other corporate needs, and to fund required dividend payments on the Series A Convertible Preferred Stock. The terms of the Series A Convertible Preferred Stock prohibit us from paying cash dividends on our common stock while such preferred stock is outstanding. In addition, our current liquidity facilities and our 10.5% Senior Note indenture limit our ability to declare and pay dividends on our capital stock.

Risks Related to Our Business

Our business and financial condition will suffer if we are unable to execute our recapitalization plan and achieve our plan of operations.

On February 1, 2007, we announced a recapitalization plan which will ultimately provide at least $75 million, and could provide up to approximately $135 million, of equity proceeds to Wolverine. We completed the first phase of this recapitalization plan, a sale of $50 million in Series A Convertible Preferred Stock to the preferred stockholders, on February 16, 2007. Under our recapitalization plan, we also plan to raise up to an additional $51.1 million in cash proceeds from this common stock rights offering, and, if proceeds from the rights offering are less than $25 million, the preferred stockholders will to obligated to make an additional preferred equity investment of up to $25 million. Depending on the level of participation in the rights offering, the preferred stockholders also have a call option to purchase additional shares of Series A Convertible Preferred Stock to maintain an ownership interest representing 55% of our outstanding common stock on an as-converted, fully diluted basis. In addition, our recapitalization plan calls for us to initiate an exchange offer to issue senior notes similar to our existing 10.5% Senior Notes due 2009, but with less restrictive covenants, in exchange for our 7.375% Senior Notes due 2008, and also to seek consents to remove substantially all of the restrictive covenants contained in the 7.375% Senior Note indenture. We are currently discussing with a number of financial institutions various alternatives to this exchange offer and consent solicitation, including the possibility of a global refinancing transaction which would close concurrently with or shortly following the rights offering.

While the initial $50 million in cash proceeds we received pursuant to our recapitalization plan eased immediate liquidity needs, if we are unable to complete the remainder of the recapitalization plan, our future is unclear. As of April 1, 2007, we had working capital of $194.8 million and approximately $26.9 million of available cash and cash equivalents. With our current cash balances, amounts available under our liquidity facilities and anticipated cash flow from continuing operations, we believe that we will be able to satisfy existing working capital needs, debt service obligations, capital expenditures, and other cash requirements until we complete our recapitalization plan, which we expect will occur by the end of 2007. However, in the absence of further deleveraging of our balance sheet and restructuring of our capital structure (whether as a result of the recapitalization plan or otherwise), we may not have sufficient liquidity to satisfy these obligations and continue our current operations. In this event, we could face a default and acceleration of our debt and other obligations.

If our recapitalization plan is successful, our ability to meet our financial projections and our obligations will then depend on our ability to achieve our operating plan. Accomplishing our operating plan may be affected by general economic conditions, commodity prices, industry trends and other factors beyond our control. We may be unable to implement certain elements of our operating plan following completion of the recapitalization plan due to continuing pressures on our operating cash flow.

Our ability to complete the recapitalization plan is subject to a number of conditions, some of which are beyond our control.

The success of our recapitalization plan depends in part on certain events and conditions that are beyond our control. For example, our ability to raise significant additional equity through this common stock rights offering depends upon the level of stockholder participation in the offering as well as stockholder approval of an amendment to our restated certificate of incorporation to increase the number of authorized shares of common stock. In addition, the success of the proposed offer to exchange our 7.375% Senior Notes and solicit consents to modify the restrictive covenants applicable to those notes depends upon the level of participation of the relevant noteholders in the offer. If we are unable to obtain stockholder approval for the charter amendment, if we do not receive sufficient stockholder participation in the rights offering or noteholder participation in the exchange offer and consent solicitation, or if we are otherwise unable to satisfactorily complete these transactions, our recapitalization plan may fall short of our targeted results. In this event, we may be required to pursue additional or alternative recapitalization transactions, which may be more costly or otherwise less attractive.

Also, we will be required to obtain amendments or waivers of certain restrictive provisions in the agreements governing our secured revolving credit facility and our receivables sale facility in order to complete the remainder of our recapitalization plan. If the relevant counterparties do not consent to such amendments or waivers, or if material conditions are attached to any such consent that make obtaining the amendments or waivers unreasonable, we may be unable to complete our recapitalization plan on the proposed terms and timeframe.

We may need additional financing after completion of our recapitalization plan, which may be unavailable or costly.

Our actual funding requirements could vary materially from our current estimates. We base our financial projections on assumptions that we believe are reasonable but which contain significant uncertainties that could affect our business, our future performance and our liquidity. Our ability to achieve and sustain operating profitability will depend on many factors, including the price of copper and our ability to pass on cost increases in certain markets, our ability to convert certain customers to foreign sourced products on terms mutually acceptable and profitable to us and our customers, our ability to absorb some of the business from our recently closed Montreal facility into our London, Ontario facility and continued availability of sufficient amounts under our liquidity facilities to support the cyclicality of our business. In addition, our business, our future performance and our liquidity would be affected by general industry and market conditions and growth rates and general economic and political conditions, including the global economy and other future events.

Consequently, we may have to raise additional funds, which may be costly, to operate our business and provide other needed capital, and we may be unable to do so on favorable terms or at all. If we were unable to raise such needed additional funds or could only do so on unfavorable terms, our operations could be adversely affected and we could have insufficient capital to meet our expenses and operate our business.

If we are unable to renew or replace our current liquidity facilities as they expire or if we are unable to refinance the senior notes as they mature, our financial condition and ability to operate our business will be significantly affected.

Our $35 million secured revolving credit facility and our $90 million receivables sale facility expire in April 2008. On August 1, 2008, we must repay or refinance $136.8 million in aggregate principal amount of our outstanding 7.375% Senior Notes, and on April 1, 2009, we must repay or refinance $99.4 million in aggregate principal amount of our outstanding 10.5% Senior Notes. Our recapitalization plan calls for us to make an offer to exchange the outstanding 7.375% Senior Notes before they mature with new senior notes similar to our existing 10.5% Senior Notes, but with less restrictive covenants. We are currently discussing with a number of financial institutions various alternatives to this exchange offer, including the possibility of a global refinancing of our outstanding senior notes and liquidity facilities which would close concurrently with or shortly following the rights offering. However, there is no assurance that we will be successful in this proposed exchange offer or in completing any such global refinancing.

If we are unable to complete such an exchange offer or global refinancing transaction, due to our significant leverage, our financial condition and the debt incurrence limitations and other restrictions imposed by our indentures and other financing agreements, we may not be able to renew or replace our liquidity facilities upon their expiration on terms at least as favorable as the existing facilities, if at all. Similarly, we may not be able to access the capital markets to refinance our senior notes upon their maturity on acceptable terms, if at all. If we are unable to access the capital and commercial bank credit markets, obtain additional equity capital, sell assets or otherwise restructure our liquidity facilities and senior notes in a timely manner, our financial condition and ability to operate our business will be significantly affected and one possible outcome may be bankruptcy or insolvency.

In addition, our senior management has spent, and will continue to spend, significant time managing these liquidity and other planning issues, which diverts management’s attention from operational and other business concerns and could negatively affect our results of operations.

If we are not able to meet the conditions in our receivables sale facility and our secured revolving credit facility, the counterparties to these facilities may restrict our access to available amounts thereunder.

Currently, we view our receivables sale facility and our secured revolving credit facility as sources of liquidity. The agreements governing these liquidity facilities contain various conditions, covenants (including financial covenants) and representations with which we must comply in order to access available amounts under the facilities. There can be no assurances that we will be able to waive or amend the terms of our liquidity facilities, including financial covenants, should we not meet any terms in the agreements. Our ability to comply with these requirements may be affected by events beyond our control. If we are not in compliance with the conditions, covenants and representations required for draw-downs under these facilities, and if we are unable to secure necessary waivers or other amendments from the counterparties, we will not have access to these facilities, which could significantly affect our ability to meet our expenses and operate our business.

In September 2005, we entered into amendments to our receivables sale facility and secured revolving credit facility to suspend the application of the required minimum consolidated EBITDA covenants until quarterly testing (calculated on a rolling four quarter basis) resumes for the second quarter of 2007. We have reported significant operating and restructuring losses in the third and fourth quarters of 2006, and we anticipate that we may need to negotiate with the relevant counterparties regarding a waiver or amendment of the EBITDA covenant in order to remain in compliance with the covenant once testing resumes. If the respective counterparties do not consent to an appropriate amendment or waiver on a timely basis, we will be unable to access available amounts under these facilities.

If we are unable to comply with the operating and financial covenants contained in the indentures for our outstanding senior notes and in our other liquidity facilities, which impose significant restrictions on our ability to capitalize on business opportunities and take some corporate actions, we could face an acceleration of our debt.

The indentures governing our outstanding senior notes and the agreements governing our liquidity facilities contain a number of significant operating and financial covenants. These restrictions limit our ability to, among other things:

•	incur other indebtedness;

•	engage in transactions with affiliates;

•	create or incur liens to secure debt;

•	prepay or repurchase indebtedness;

•	make certain restricted payments;

•	enter into certain business combinations and asset sale transactions; and

•	make investments.

These restrictions significantly limit our ability to undertake future financings, secure additional or alternative liquidity, make needed capital expenditures, dispose of certain assets, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. In addition, the agreements governing our current liquidity facilities contain certain financial covenants and requirements, including the minimum consolidated EBITDA covenant discussed above, with which we must comply. Changes in economic or business conditions, results of operations or other factors could make us unable to comply with the covenants in effect at that time and cause us to default under any of those agreements. Because our current liquidity facilities and indentures contain cross-default provisions, a default, if not waived by the relevant counterparties, could result in acceleration of our debt and other obligations under multiple agreements.

Significant debt levels may limit our future ability to obtain additional financing and to pursue business opportunities.

As of April 1, 2007 our total debt was $236.9 million. We are permitted under the agreements governing our liquidity facilities and the indentures governing our outstanding senior notes to incur additional debt under certain limited circumstances.

There are several important consequences of having significant debt levels, including the following:

•

a substantial portion of any cash generated from operating activities must be used to pay principal and interest and other fees on our debt and related obligations and may not be available for other purposes, thereby reducing the availability of such available cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited;

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited;

•	adverse economic or industry conditions are more likely to have a negative effect on our business;

•	we may be at a competitive disadvantage to our competitors that have relatively less indebtedness;

•	our ability to make acquisitions, develop new technologies and products and take advantage of significant business opportunities may be negatively affected; and

•	the need to use available cash from operating activities to service and pay our debt and for operating expenses may limit or impair our future ability to pay dividends, if any, on our common stock.

Variable interest rates, or other variable liquidity costs, may increase substantially.

A substantial portion of the interest, fees and other costs associated with our current liquidity facilities accrue at variable rates. As of April 1, 2007, we had no outstanding borrowings under our secured revolving credit facility and $17.5 million outstanding under our receivables sale facility. Borrowings under the secured revolving credit facility and outstanding amounts under our receivables sale facility accrue interest and other costs at certain market rates that vary over time. At April 1, 2007, our costs for utilizing the receivables sale facility were accruing at a weighted average rate of 7.32%, and our receivables sale facility unused line fee facility costs were accruing at a rate of 0.5%. As of April 1, 2007, we had $12.9 million of consigned silver in our inventory under our new silver consignment facility. Consignment fees on consigned silver accrue at a rate that is set daily by the counterparty. At April 1, this rate was 1.5%. If interest rates increase, we may not have the ability to service the interest, fees and other costs of our liquidity facilities. Furthermore, if we were to default in our payments under our liquidity facilities, our rates would increase substantially.

Our business is dependent upon the availability and price of raw materials, particularly copper. Significant disruptions in the supply of raw materials or continued periods of historically high copper prices will materially adversely affect our operating results.

Our profitability generally depends upon the gross margins of our products and the overall supply of copper and other raw materials. Average monthly COMEX copper prices in 2006 increased from a low of $2.18 per pound in January to a high of $3.76 per pound in May. After briefly reaching an all time high above $4.00 per pound in May, prices eased into the $3.00 to $3.60 per pound range during the last half of the year. We believe this volatility in copper prices is the result of several factors, including an imbalance between the global supply and demand for copper, exacerbated by Asian demand, and financial speculation in the commodity market. We expect the price to continue to remain at historically high levels.

We base the selling prices of our products upon the associated raw materials costs to us either at the time of sale of the finished product, the time of purchase of the raw material or as set by our purchases for forward delivery or hedging with futures and options contracts. However, we may not be able to pass all increases in copper costs and ancillary acquisition costs associated with the metal through to our customers.

Although we are currently able to obtain adequate supplies of copper, it is impossible to predict future availability. Future growth in demand for copper may result in copper shortages and increased prices. Any future increase in the price of copper or the maintenance of the price at historically high rates, if not offset by sufficient product price increases, or the inability to obtain copper or other needed raw materials, would have a material adverse effect on our consolidated financial condition, results of operations and cash flows.

In addition, certain of our copper products compete with products made of alternative substances, such as polybutylene plastic and aluminum. Any sustained increase in the price of copper could diminish the relative attractiveness of our copper products, particularly our wholesale products and in some commercial residential applications, in cases where an alternative exists and thereby adversely affect our sales volumes and results of operations.

Costs for energy and other natural resources may adversely affect our profitability.

Changes in prices for natural gas and for other sources of fuel, electricity and gasoline have historically negatively affected the costs associated with our manufacturing operations. Certain of our operations are dependent upon natural gas to produce tubing. We have purchased on a forward basis a portion of our natural gas requirements which will continue to be available over the next two years. Accordingly, as these prices for natural gas are locked in, we will not be able to take advantage of any decrease in spot prices for natural gas. Significant increases for other sources of fuel, electricity, and gasoline would further increase our operating costs and have a material negative effect on our gross profit.

Although we try to pass along increased costs in the form of price increases to our customers, we may be unsuccessful in doing so for competitive reasons, and even when successful, the timing of such price increases may lag behind our incurrence of higher costs.

Our customers operate in industries that are subject to cyclical and seasonal demand and that are affected by other global economic and regulatory conditions, which can adversely affect our sales volumes and profitability.

Our business is affected by changes in demand in our customers’ markets as well as by global economic conditions that affect our customers’ operations. Any significant downturn in our customers’ businesses could result in a reduction in demand for our products and could reduce our revenue.

Demand for our products, particularly our wholesale products, is cyclical and is significantly affected by changes in general economic conditions that affect our customers’ markets and that are beyond our control. These conditions include, among other things, the level of economic growth, employment levels, financing availability, interest rates, consumer confidence, housing demand and construction activity.

In addition, demand in certain of the industries to which we sell our products, including the residential air conditioning industry, and to a lesser extent, the commercial air conditioning industry, is seasonal. Our sales to the residential air conditioning industry are generally greater in the first half of the year and lower in the second half of the year due to our customers’ increase of inventory in anticipation of annual air conditioning sales and housing starts.

We face significant competition in many cases from competitors that have manufacturing and financial resources greater than ours.

We face significant competition in each of our product lines. We have numerous competitors, some of which are larger than us and have greater financial resources. We may not be able to compete successfully, and the competition may have a negative affect on our business, operating results or financial condition by reducing volume of products sold and/or selling prices and accordingly, reducing revenues and profits and depleting capital. Minimal product differentiation among competitors in our wholesale product line creates a pricing structure where customers differentiate between products almost exclusively on price. In these product areas, certain of our competitors have significantly larger market shares than us and tend to be the industry pricing leaders. If our competitors in these product lines were to significantly reduce prices, our unit sales and profit margins could be reduced. We currently face limited competition for certain of our higher value-added commercial products that have higher profit margins. If our existing competitors expand operations in these product categories or if new competitors enter these product lines, our sales of these higher margin products could fall and our profitability could be reduced or eliminated.

For certain of our higher value-added commercial products, which have higher profit margins, we compete primarily on the basis of technological advantages of these products. Technological improvements by competitors could reduce our advantage in these product lines and thereby reduce our revenue.

We could also be adversely affected if new technologies emerge in the air conditioning, refrigeration or other consumer industries that reduce or eliminate the need for copper and copper alloy tube, fabricated products and metal joining products.

Increasing competition from Asian competitors who sell both within China and for export to other parts of the world may negatively impact our business and adversely affect our revenue and operating results.

We face increased competition for the products we manufacture within China. Due to our relative market share for sales within China, we are subject to continuing competitive pricing pressures in this country. Further, as Asian competitors continue to increase their exports into the U.S. and other markets we serve world-wide, our ability to maintain price, market share and operating margins may be negatively impacted.

The loss of any of our major customers could adversely affect our revenues and financial health.

In 2006, 2005 and 2004, our 10 largest customers accounted for approximately 48%, 46% and 44%, respectively, of our consolidated net sales. If we were to lose any of our relationships with these customers, our revenues and results of operations and financial condition might suffer.

Risks associated with the operation of our manufacturing facilities may have a material adverse effect on our business.

Our revenues are dependent on the continued operation of our various manufacturing facilities. The operation of manufacturing plants involves many risks including:

•	the breakdown, failure or substandard performance of equipment;

•	inclement weather and natural disasters;

•	the need to comply with directives of, and maintain all necessary permits from, governmental agencies;

•	raw material supply disruptions;

•	labor force shortages, work stoppages, or other labor difficulties; and

•	transportation disruptions.

The occurrence of material operational problems, including but not limited to the above events, may have an adverse effect on the productivity and profitability of a particular manufacturing facility or to us as a whole.

We may engage in divestitures that could have a negative impact on our operations and financial results and the availability under certain of our current liquidity facilities.

Although the indentures governing our senior notes and the agreements governing our current liquidity facilities impose certain limitations on our ability to sell assets, we may seek waivers of these restrictions under such indentures and agreements to engage in certain divestitures or we may otherwise engage in certain permitted divestitures that could have a negative impact on our operations and financial results, and could, for example, decrease the assets included in our secured revolving credit facility borrowing base. A future divestiture of one or more of our plants or operations may require a restructuring of operations and could divert management’s attention from other business concerns.

Currency fluctuations may place us at a competitive disadvantage and reduce our revenue.

Our manufacturing costs, profit margins and competitive position may be affected by the strength of the currencies in countries where our products are manufactured relative to the strength of the currencies in the countries where our products are sold. Although we have closed our Montreal facility, we continue to maintain manufacturing operations in Canada which in the past has supplied numerous U.S. customers. For the fiscal year ended December 31, 2006, our Canadian operations accounted for 21% of consolidated net sales. If the Canadian dollar strengthens materially against the U.S. dollar, our Canadian operations could be subject to increased competition from U.S. suppliers, which could reduce our revenue from operations and affect our results of operations and financial position.

Our international operations expose us to various risks that other companies that are not global may not face.

We have manufacturing and/or sales operations in Canada, China, The Netherlands, Portugal and Mexico. In 2006, foreign operations represented 28% of our consolidated net sales (including our operations in Montreal, Quebec, which we closed in December 2006). We are subject to the risks inherent in conducting business across national boundaries, any one of which could adversely impact our business. In addition to currency fluctuations, these risks include:

•	economic downturns;

•	changes in or interpretations of local law, governmental policy or regulation, particularly in countries with developing legal systems such as China;

•	restrictions on the transfer of funds into or out of the country;

•	import and export duties and quotas and other trade barriers;

•	domestic and foreign customs and tariffs;

•	varying tax systems;

•	different regimes controlling the protection of our intellectual property;

•	political unrest;

•	military outbreaks;

•	government instability;

•	nationalization of foreign assets; and

•	government protectionism.

We intend to continue to evaluate opportunities to establish new manufacturing and sales operations outside the U.S. One or more of the foregoing factors could impair our current or future international operations and, as a result, harm our overall business.

We, and some of our major customers, have unionized employees and could be adversely affected by labor disputes.

Some of our employees and some employees of our major customers are unionized. At December 31, 2006, approximately 10% of our employees were unionized. Our unionized employees are hourly workers located at our Monterrey, Mexico facility, where technical copper and copper alloy tube and fabricated products are manufactured. The collective bargaining agreement with the employees at our Monterrey, Mexico facility expired on January 31, 2007. On February 1, 2007 the collective bargaining agreement was renewed for one year. Further labor disputes by any of our employees, or our customers’ employees, could again have a significant negative effect on our financial results and operations.

If we are unable to attract and retain key personnel, our ability to operate effectively may be impaired.

Our ability to operate our business and implement strategies depends, in part, on the efforts of our executive officers and other key employees. Our management philosophy of cost-control means that we operate with a limited number of corporate personnel, and our commitment to a less centralized organization also places greater emphasis on the strength of local management. Our future success will depend on, among other factors, our ability to attract and retain qualified personnel. The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel, domestically or abroad, could have a material adverse effect on our business or business prospects.

We could incur significant costs, including remediation costs, as a result of complying with environmental laws.

Our facilities and operations are subject to extensive environmental laws and regulations imposed by federal, state, provincial and local authorities in the U.S., Canada, China, The Netherlands, Portugal and Mexico relating to the protection of the environment and human health and safety, including those governing emissions to air, discharges to waterways and the generation, handling, storage, transportation, treatment and disposal of, and exposure to, hazardous materials. We could incur substantial costs, including cleanup costs, fines or sanctions, and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws. We have incurred, and in the future may continue to incur, liability under environmental statutes and regulations with respect to the contamination detected at sites owned or operated by us (including contamination caused by prior owners and operators of such sites, abutters or other persons) and the sites at which we disposed hazardous substances. We have established a reserve with respect to certain presently estimated environmental remediation costs. As of April 1, 2007, this reserve is $11.6 million, of which $11.0 million was established for potential environmental remediation costs associated with the closure of our Montreal, Quebec facility. This reserve may not be adequate to cover the ultimate costs of these liabilities (or ones that may be identified in the future) and the discovery of additional contaminants or the imposition of additional cleanup obligations could result in significant costs. In addition, we expect that future regulations and changes in the text or interpretation of existing regulations may subject us to increasingly stringent standards. Compliance with such requirements may make it necessary, at costs which may be substantial, for us to retrofit existing facilities with additional pollution-control equipment, undertake new measures in connection with the storage, transportation, treatment and disposal of by-products and wastes or take other steps.

Our competitive advantage could be reduced if our intellectual property becomes known by our competitors, or if technological changes reduce our customers’ need for our products.

We own a number of trademarks and patents (in the U.S. and other jurisdictions) on our products and related manufacturing processes and we have granted licenses with respect to some of our trademarks and patents. In addition to trademark and patent protection, we rely on trade secrets, proprietary know-how and technological advances that we seek to protect. If our intellectual property is not properly protected or is independently discovered by others or otherwise becomes known, our protection against competitive products could be diminished. Because we compete primarily on the basis of these technical advantages of our commercial products, technical improvements by our competitors could reduce our competitive advantage in these product lines and thereby reduce our unit sales and profits per unit. In addition, the development of new technologies in the air conditioning, refrigeration or other consumer industries, including technologies developed in response to the elimination of CFCs and certain refrigerants, could reduce or eliminate the need for copper and copper alloy based products and thereby reduce our sales volumes and have a negative impact on our operating results.

If our internal computer network and applications suffer disruptions or fail to operate as designed, our operations will be disrupted and our business may be harmed.

We rely on network infrastructure and enterprise applications, and internal technology systems for our operational, marketing support and sales, and product development activities. The hardware and software systems related to such activities are subject to damage from earthquakes, floods, lightning, tornadoes, fire, power loss, telecommunication failures and other similar events. They are also subject to acts such as computer viruses, physical or electronic vandalism or other similar disruptions that could cause system interruptions and loss of critical data, and could prevent us from fulfilling our customers’ orders. We have developed disaster recovery plans and backup systems to reduce the potentially adverse effects of such events, but there are no assurances such plans and systems would be sufficient. Any event that causes failures or interruption in our hardware or software systems could result in disruption of our business operations, have a negative impact on our operating results, and damage our reputation.

Current U.S. military action and any future armed conflict or terrorist activities may cause the economic conditions in the U.S. or abroad to deteriorate, which could harm our business.

Current U.S. military action, future terrorist attacks against U.S. targets, rumors or threats of war, additional conflicts involving the U.S. or its allies or trade disruptions may impact our operations or cause general economic conditions in the U.S. and abroad to deteriorate. A prolonged economic slowdown or recession in the U.S. or in other areas of the world could reduce the demand for our products and, therefore, negatively affect our future sales and profits. Any of these events could have a significant impact on our business, financial condition or results of operations and may result in the volatility of the market price for our common stock and other securities.

We have experienced net losses in recent periods and we may experience net losses in the future.

We have experienced net losses in the past, including a net loss of approximately $79.2 million in 2006 and approximately $38.6 million in 2005. Competitive price pressure, cyclical demand for our products and an economic downturn in the industries we serve, among other factors, can have a material adverse effect on the prices we receive for our products, unit sales volumes and gross profit. These factors may in turn reduce our Company’s cash flow and operating results in future periods. If we are unable to generate positive cash flow in the future, we may not be able to make payments on our debt obligations.

Our decision to close two of our manufacturing plants will result in certain charges and may cause disruption.

In December 2006, we closed our manufacturing facilities located in Jackson, Tennessee and Montreal, Quebec and relocated our U.S. wholesale distribution facility to our Decatur, Alabama plant site. We estimate that we will incur a total of approximately $38.5 million in closure expenses. We also recorded a non-cash pre-tax impairment charge of $29.6 million during the third quarter of 2006 to write down the carrying amounts of assets to be sold at fair value. The actual sale price of the plants’ assets that are not redeployed for use at other locations may vary from our estimates and could cause this charge to differ. In addition, we could experience disruption in our operations as part of the transfer of assets that can be redeployed at other locations.

USE OF PROCEEDS

The proceeds we receive from this rights offering will depend on the number of shares that are purchased. If the rights offering is fully subscribed, we will receive gross cash proceeds from the rights offering of $51.1 million. After deducting estimated offering expenses payable by us, we estimate that we will receive net proceeds from the rights offering of approximately $            million. In addition, the preferred stockholders will have the right to purchase an additional $32.9 million of Series A Convertible Preferred Stock from us following the completion of a fully-subscribed rights offering pursuant to the call option. As a result, if the rights offering is fully subscribed and the preferred stockholders fully exercise their call option, we would receive total cash proceeds, after expenses, of $            .

Due to the preferred stockholders’ standby commitment, we will receive a minimum of $25 million in gross cash proceeds regardless of the level of participation in the rights offering. After deducting estimated offering expenses, we estimate that we would receive approximately $            in net cash proceeds even if none of the subscription rights are exercised.

We will use the proceeds we receive from the sale of common stock in the rights offering (and from the sale of Series A Convertible Preferred Stock pursuant to the standby commitment and the call option, if any) for working capital, general corporate purposes and the reduction of our outstanding 10.5% Senior Notes due 2009, 7.375% Senior Notes due 2008 and other outstanding indebtedness, which may include open market purchases, redemption or repayment at maturity of such outstanding indebtedness.

CAPITALIZATION

The following table sets forth the capitalization of Wolverine at April 1, 2007 on an actual basis and on an adjusted basis giving effect to the rights offering, assuming that the rights offering is fully subscribed and the call option is fully exercised. You should read this table in conjunction with information set forth under “Use of Proceeds,” and Wolverine’s Annual Report on Form 10-K for the year ended December 31, 2006 incorporated herein by reference, including the consolidated financial statements included therein.

(in thousands except share data)	Actual	As adjusted
Cash and cash equivalents	$26,913
Short-term debt	469
Long-term debt
7.375% Senior Notes due 2008	136,711
10.5% Senior Notes due 2009	99,057
Other long-term debt	644

Total long-term debt	236,412

Total debt	236,881
Stockholders’ equity
Common stock, par value $0.01 per share, 15,113,236 shares outstanding actual, 61,567,781 shares as adjusted	151
Preferred stock, par value $1.00 per share, 50,000 shares outstanding actual, 82,890 shares as adjusted	45,179
Additional paid-in capital	92,556
Accumulated other comprehensive loss, net	(18,423)
Accumulated deficit	(112)
Cumulative translation adjustment	12,832
Total stockholders’ equity	132,183

Total capitalization	$395,977

THE RIGHTS OFFERING

Background of the Rights Offering

We are conducting this rights offering as a part of our recapitalization plan that we announced on February 1, 2007. We expect that this recapitalization plan will ultimately provide at least $75 million, and could provide up to approximately $135 million, of equity proceeds to Wolverine.

In connection with this recapitalization plan, on January 31, 2007 we entered into a Preferred Stock Purchase Agreement with Alpine and Plainfield, pursuant to which the preferred stockholders purchased an aggregate of 50,000 shares of our Series A Convertible Preferred Stock, for cash consideration of $50 million, on February 16, 2007. In the Preferred Stock Purchase Agreement, we agreed, among other things, to conduct this rights offering in order to raise up to $51.1 million in additional equity capital and to provide our existing stockholders an opportunity to reduce the dilutive effect of the preferred stockholders’ investment. We believe that the rights offering will strengthen our financial condition through generating additional cash and increasing our stockholders’ equity.

The preferred stockholders are not eligible to participate in the rights offering. However, the Preferred Stock Purchase Agreement provides that the preferred stockholders will have the following rights and obligations in connection with the rights offering:

•

Standby Commitment. If the gross proceeds we receive from the rights offering are less than $25 million, these preferred stockholders will collectively be obligated to purchase additional shares of our Series A Convertible Preferred Stock, at a price of $1,000 per share, in an amount equal to $25 million minus the gross proceeds from this rights offering.

•

Call Option. If, after the closing of the rights offering, these preferred stockholders collectively own shares of our Series A Convertible Preferred Stock (including any standby shares) representing less than 55% of our outstanding common stock on an as-converted, fully diluted basis, then the preferred stockholders will have the option to purchase additional shares of Series A Convertible Preferred Stock, at a price of $1,000 per share, up to an amount that would be sufficient to increase their aggregate ownership to 55% of our outstanding common stock on an as-converted, fully diluted basis.

The Rights

We are distributing to holders of our common stock, at no charge, transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned of record at the close of business on                     , 2007, the record date. Each subscription right entitles you to purchase             shares of our common stock at the subscription price of $1.10 per share. You are not required to exercise all of your subscription rights. You may exercise any number of your rights, or you may choose not to exercise any of your rights. We will not distribute any fractional shares resulting from the exercise of rights. Instead, we will round up or down the aggregate number of shares you are entitled to receive to the nearest whole number (with 0.5 being rounded up).

The subscription rights will be evidenced by rights certificates. Promptly after the date of this prospectus, the subscription agent will send a rights certificate to each holder of our common stock that is registered as of the record date on our stockholder registry maintained at American Stock Transfer & Trust Company, the transfer agent for our common stock. If you own your shares of common stock through a broker, custodian bank or other nominee, you will not receive a rights certificate, and your subscription rights must be exercised through the broker, custodian bank or other nominee as described in this prospectus.

Record Date

The record date for the rights offering, which is the date used to determine the common stockholders entitled to receive rights, is                     , 2007.

Subscription Price

The subscription price is $1.10 per share, or $            per right. Our Board of Directors established all of the terms and conditions of the rights offering, including the subscription price, consistent with our contractual obligations under the Preferred Stock Purchase Agreement. That agreement provides that the subscription price must be the same price at which the conversion of the Series A Convertible Preferred Stock into common stock will be calculated. This conversion price, which was established as a result of negotiations with the preferred stockholders in connection with their purchase of Series A Convertible Preferred Stock pursuant to the Preferred Stock Purchase Agreement, was set at the lesser of $1.10 or the arithmetic average of the closing prices of our common stock on the over the counter market for the ten consecutive trading days from the public announcement of the transactions contemplated by the Preferred Stock Purchase Agreement on February 1, 2007. We did not seek or obtain any opinion of financial advisers in establishing the subscription price for the rights offering. You should not consider the subscription price as an indication of the value of our common stock.

Expiration of the Rights Offering; Extension, Termination and Amendment

You may exercise your subscription rights at any time prior to 5:00 p.m., New York City time, on                     , 2007, the expiration date of the rights offering. If you do not exercise your rights prior to the expiration of the rights offering, your rights will expire. Rights holders who do not exercise their rights prior to the expiration of the rights offering will lose any value represented by their rights. We will not be required to honor your exercise of subscription rights if the subscription agent receives documents relating to your exercise or your payment of the subscription price after your rights expire, regardless of when you transmitted the documents, except when you have followed the guaranteed delivery procedures described below.

We may, in our sole discretion, extend the time for exercising the subscription rights. In addition, if the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering will be similarly extended. We may extend the expiration date by giving oral or written notice to the subscription agent prior to the scheduled expiration of the rights offering. If we elect to extend the exercise period, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to terminate or amend the terms of the rights offering. If we terminate the rights offering, all subscription rights will terminate without value and the subscription agent will return all of your subscription payments to you, without interest, as soon as practicable. If we amend the terms of the rights offering in a manner that we consider significant, we will extend the expiration date and offer all subscribers the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of the expiration date will not, by itself, be treated as a significant amendment for these purposes.

Subscription Agent

We have appointed American Stock Transfer & Trust Company to act as subscription agent for the rights offering. We will pay all customary fees and expenses of the subscription agent related to the rights offering. We also have agreed to indemnify the subscription agent from liabilities that it may incur in connection with the rights offering.

Information Agent

We have appointed Georgeson Inc. to act as information agent for the rights offering. The information agent will be responsible for delivery of rights offering materials to certain nominee holders. The information agent will also operate a toll free telephone number to answer questions relating to the rights offering. The information agent may be contacted toll free by telephone at 1-866-278-0091.

We will pay customary fees and expenses of the information agent related to the rights offering. We also have agreed to indemnify the information agent from liabilities that it may incur in connection with the rights offering.

Exercise of Subscription Rights

If you hold shares of our common stock directly and not through a broker, custodian bank or other nominee (i.e. you are a registered holder), you will receive a rights certificate. You may exercise your subscription rights by delivering the following to the subscription agent prior to 5:00 p.m., New York City time, on                     , 2007, the expiration date of the rights offering:

•	Your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

•	Your payment in full of the subscription price for each share of common stock you are purchasing pursuant to your subscription rights.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you will not receive a rights certificate. If you wish to exercise your subscription rights, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time, on                     , 2007, the expiration date of the rights offering.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian bank or nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., New York City time, on                     , 2007, the expiration date of the rights offering.

Method of Payment of Subscription Price

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you are purchasing pursuant to the exercise of rights by:

•	certified check drawn upon a U.S. bank payable to the subscription agent;

•	cashier’s check drawn upon a U.S. bank or express money order payable to the subscription agent; or

•

wire transfer of immediately available funds to the account maintained by the subscription agent for the purpose of the rights offering (ensuring that the wire instructions include your rights certificate number) at:

JP Morgan Chase Bank

ABA# 021000021

Account No. 323-836925

The subscription agent will not accept non-certified checks drawn on personal or business accounts. The subscription agent will accept payment only by certified check, cashier’s check, express money order or wire transfer of funds.

Your payment will be considered received by the subscription agent only upon receipt of payment in the manner set forth above.

Delivery of Subscription Materials and Payment

You should deliver your rights certificate, and payment of the subscription price (unless you decide to wire your payment) or, if applicable, notice of guaranteed delivery, to the subscription agent by one of the methods described below:

By Mail:	By Hand or Overnight Courier:

American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

Payment of the subscription price by wire transfer may be made as provided above under “—Method of Payment of Subscription Price.”

If you have questions about whether your completed rights certificate or payment has been received, you may call the information agent at 1-866-278-0091.

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your rights with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount that you owe for your subscription, and we therefore do not apply your full payment to your purchase of shares of our common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

Issuance of Our Common Stock

If you properly exercise your subscription rights, you will be deemed to own the shares of common stock purchased in the rights offering on the expiration date of the rights offering. We will issue common stock certificates as soon as practicable following the expiration date of the rights offering. We have the discretion to delay or to refuse altogether the distribution of any shares you may elect to purchase by exercise of rights if necessary to comply with securities laws.

Your Funds Will Be Held by the Subscription Agent Until Shares of Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other rights holders until we issue your shares to you upon completion of the rights offering. No interest will be paid to you on the funds you deposit with the subscription agent. We will retain any interest earned on the payments held by the subscription agent before your shares have been issued to you or your payment is returned to you because your exercise has not been satisfied for any reason.

Signature Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution (such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the U.S.), subject to standards and procedures adopted by the subscription agent, unless:

•	Your rights certificate provides that shares are to be delivered to you as record holder of those rights; or

•	You are an eligible institution.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder who holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of such shares of the rights offering as soon as possible to learn of their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you hold shares of our common stock through a broker, custodian bank or other nominee, you will not receive a rights certificate. We will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Commissions, Fees and Other Expenses

Neither we nor the subscription agent will charge a brokerage commission or a fee to rights holders for exercising their rights. If you exercise your rights through a broker, bank or other nominee, however, you will be responsible for any commissions, fees or other expenses charged by your broker, bank or nominee.

Instructions for Completing Your Rights Certificate

You should read and follow the instructions accompanying the rights certificates carefully. If you want to exercise your rights, you should send your rights certificate(s) with the payment of the subscription price to the subscription agent. Do not send your rights certificate(s) and subscription price payment to Wolverine. We cannot guarantee that any rights certificates or payments sent to Wolverine will be forwarded to the subscription agent.

You are responsible for the method of delivery of your rights certificate(s) with your subscription price payment to the subscription agent. We recommend that you send your rights certificate(s) and subscription price payment by overnight courier, or if you send these items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the expiration of the rights offering.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent on or before the time the rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

•

Deliver to the subscription agent prior to the rights offering expiration date your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth above in “—Method of Payment of Subscription Price;”

•

Deliver to the subscription agent prior to the expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of Wolverine Tube, Inc. Subscription Rights Certificates” distributed with your subscription rights certificate; and

•

Deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three (3) business days following the date of your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Wolverine Tube, Inc. Subscription Rights Certificates, which have been distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institution, that is a member of, or a participant in, a signature guarantee program acceptable to the subscription agent.

In your Notice of Guaranteed Delivery, you must state:

•	Your name;

•	The number of subscription rights represented by your subscription rights certificate(s) and the number of shares of our common stock for which you are subscribing; and

•

Your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under “—Delivery of Subscription Materials and Payment.” You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission (Fax No.: 718-234-5001). To confirm facsimile deliveries, you may call 718-921-8317.

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call the information agent at 1-866-278-0091 to request any copies of the form of Notice of Guaranteed Delivery.

Procedures for DTC Participants

We expect that your exercise of your rights may be made through the facilities of The Depository Trust Company, or DTC. If your rights are held of record through DTC, you may exercise your rights by instructing DTC to transfer your rights from your account to the account of the subscription agent, together with certification as to the aggregate number of rights you are exercising, the number of shares of our common stock you are subscribing for, and the subscription price for each share you are purchasing pursuant to your exercise of rights.

Foreign and Other Stockholders

We will not mail subscription rights certificates to common stockholders on the record date, or to subsequent transferees, whose addresses are outside the United States. Instead, we will have the subscription agent hold the subscription rights certificates for those holders’ accounts. To exercise its subscription rights, a foreign holder must notify the subscription agent before 5:00 p.m., New York City time, on                     , 2007, three business days prior to the expiration date, and must establish to the satisfaction of the subscription agent that it is permitted to exercise its subscription rights under applicable law. If these procedures are not followed prior to the expiration date and you are a foreign holder, your rights will expire.

Determinations Regarding the Exercise of Your Subscription Rights

We, in our sole discretion, will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time period as we may determine. We will not be required to make uniform determinations in all cases. We may, in our sole discretion, reject the exercise of any of your rights because of any defect or irregularity, and we may, in our sole discretion, accept your exercise only to the extent of the payment received if you or your broker, custodian bank or other nominee sends an incorrect payment amount. We will not receive or accept any exercise of rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificate(s), and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of rights if it is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of rights if we believe, in our sole discretion, that our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Regulatory Limitation

We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Questions About Exercising Subscription Rights

If you have any questions about or require assistance regarding the procedure for exercising your rights, including the procedure if you have lost your rights certificate, or if would like additional copies of this prospectus, the Instructions as to the Use of Wolverine Tube, Inc. Subscription Rights Certificates, the Notice of Guaranteed Delivery or other subscription documents referred to herein, please contact the information agent at the following address and telephone number:

Georgeson Inc.

17 State Street – 10th Floor

New York, NY 10004

Banks and brokers call 212-440-9800

All others call toll-free 1-866-278-0091

Transferability of Subscription Rights

The rights are transferable until 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. You may sell your subscription rights by contacting your broker or the institution through which you hold your common stock. We will not take any steps to facilitate trading, and do not expect a market to develop in the trading of the subscription rights. Furthermore, we do not expect any transfers of subscription rights to be quoted on any inter-dealer quotation system or other national securities exchange. There has been no prior public market for the subscription rights, and we do not expect a trading market for the subscription rights to develop or, if a market develops, that the market will remain available throughout the subscription period. The rights will not be registered under any state securities laws, so you may not be able to transfer the rights in some states unless an exemption to such laws applies. You should consult your own counsel if you intend to sell or transfer your subscription rights.

You may transfer subscription rights in whole by endorsing the subscription rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your subscription rights certificate. If you wish to transfer only a portion of the subscription rights, you should deliver your properly endorsed subscription rights certificate to the subscription agent. With your subscription rights certificate, you should include instructions to register the portion of the subscription rights you wish to transfer in the name of the transferee and to issue a new subscription rights certificate to the transferee evidencing the transferred subscription rights. You may only transfer whole subscription rights and not fractions of a subscription right. As discussed below, if there is sufficient time before the expiration of this rights offering, the subscription agent will send you a new subscription rights certificate evidencing the balance of your subscription rights that you did not transfer to the transferee. If you wish to transfer your subscription rights to any person other than a bank or broker, the signatures on your subscription rights certificate must be guaranteed by an eligible institution.

If you wish to transfer all or a portion of your subscription rights, you should allow a sufficient amount of time prior to the time the subscription rights expire for:

•	the transfer instructions to be received and processed by the subscription agent;

•	new subscription rights certificates to be issued and transmitted to you and your transferee or transferees; and

•	the rights evidenced by the new subscription rights certificates to be exercised or sold by the intended recipients.

The amount of time needed by the subscription agent to complete transfers of rights and the amount of time needed by your transferee to exercise or sell its subscription rights depends upon the method by which you, as the transferor, deliver the subscription rights certificates for transfer, the method by which your transferee delivers the subscription rights for exercise or transfer and the number of transactions that you or your transferee instruct the subscription agent to effect. You should allow at least ten business days for the subscription agent to complete a transfer of rights and for your transferee to exercise or sell the subscription rights that you transferred to it. Neither we nor the subscription agent will be liable to you or any transferee of subscription rights if subscription rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration date.

If you transfer only a portion of the subscription rights, a new subscription rights certificate for the remaining rights will be issued to you only if the subscription agent receives your properly endorsed subscription rights certificate no later than 5:00 p.m., New York City time, three business days before the expiration date. The subscription agent will not issue a new subscription rights certificate for partially exercised or sold subscription rights certificates received after that time and date. If your instructions and subscription rights certificates are received by the subscription agent after that time and date, you will not receive a new subscription rights certificate and therefore will not be able to sell or exercise your remaining subscription rights.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your subscription rights, except that we will pay any fees of the subscription agent associated with this rights offering. Any amounts you owe will be deducted from your account.

If you do not exercise or sell your subscription rights before the expiration date, your subscription rights will expire without value and will no longer be exercisable.

No Revocation

Once you have exercised your subscription rights, you may not revoke your exercise. Subscription rights not exercised prior to the expiration of the rights offering will expire.

No Over-Subscription Privilege

There is no oversubscription privilege to purchase additional shares that are not purchased by other stockholders pursuant to their subscription rights.

Charter Amendment

The rights offering is subject to the approval by our stockholders of an amendment to our restated certificate of incorporation to increase the number of shares of authorized common stock to 180,000,000 shares. Currently, we have 40,000,000 shares of authorized common stock, which is insufficient to cover the 46,454,545 shares issuable in the event of a fully-subscribed rights offering. We are submitting this amendment to the vote of our stockholders at our 2007 annual meeting scheduled to take place on May 24, 2007.

No Recommendation

An investment in shares of our common stock must be made according to your own independent assessment of your own best interests after considering all of the information in this prospectus, including the “Risk Factors” section beginning on page 12. Neither we nor the Board of Directors makes any recommendation as to whether you should exercise your rights.

Material U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, your receipt or exercise of subscription rights generally will not be taxable events. You should consult your personal tax advisor concerning the particular tax consequences to you of the receipt and exercise of the subscription rights. For more information, see “Material U.S. Federal Income Tax Considerations,” beginning on page 37.

Shares of Common Stock Outstanding after the Rights Offering

On the record date for the rights offering, there were             shares of our common stock outstanding. This number does not include shares that we may be required to issue upon the exercise of outstanding stock options or upon the conversion of our Series A Convertible Preferred Stock into our common stock. If the rights offering is fully subscribed and the preferred stockholders do not exercise their call option,             shares of common stock and 50,000 shares of Series A Convertible Preferred Stock will be outstanding immediately after the completion of the rights offering, representing a total of             shares on an as-converted, fully diluted basis. If the rights offering is fully subscribed and the preferred stockholders fully exercise their call option,             shares of common stock and 82,890 shares of Series A Convertible Preferred Stock will be outstanding immediately after the completion of the rights offering and the call option exercise, representing a total of             shares on an as-converted, fully diluted basis.

Holdings of the Preferred Stockholders after the Rights Offering

If no stockholders exercise their subscription rights, the preferred stockholders will be obligated to purchase 25,000 shares of our Series A Convertible Preferred Stock pursuant to the standby commitment. In that case, the preferred stockholders will hold an aggregate of 75,000 shares of Series A Convertible Preferred Stock after the rights offering, representing a total of 68,181,818 shares, or     %, of our common stock on an as-converted, fully diluted basis.

If the rights offering is fully subscribed and the preferred stockholders fully exercise the call option, the preferred stockholders will hold an aggregate of 82,890 shares of Series A Convertible Preferred Stock after the completion of the rights offering and the call option exercise, representing a total of 75,354,546 shares, or     %, of our common stock on an as-converted, fully diluted basis.

State Securities Laws and Other Matters

We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from rights holders who are residents of those states or other jurisdictions.

We have applied for qualification of the rights offering with certain state securities commissions. Prior to the commencement of the rights offering, we will advise residents of any such state if the securities commission in that state has disapproved the rights offering. Such disapproval would result in holders of rights in that state not being able to exercise their rights in the rights offering.

We have the discretion to delay or to refuse to distribute any shares you may elect to purchase through exercise of the rights if we deem it necessary to comply with applicable securities laws, including state securities and blue sky laws. We may also delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions, you will not be eligible to participate in the rights offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences to holders of shares of common stock in Wolverine (“Old Common Shares”) relating to the receipt, exercise, disposition and expiration of subscription rights received by such holders in the rights offering and the ownership and disposition of newly-issued shares of common stock received as a result of the exercise of subscription rights (“Additional New Common Shares”). It addresses only holders that hold Old Common Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders of subscription rights or Additional New Common Shares in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, insurance companies, tax-exempt entities or qualified retirement plans, holders of more than 5% of a class of our stock by vote or value (whether such stock is actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, persons holding subscription rights or Additional New Common Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders that have a “functional currency” other than the U.S. dollar, and U.S. expatriates. In addition, the discussion below does not address persons who hold an interest in a partnership or other entity that holds subscription rights or Additional New Common Shares, or tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax consequences (e.g., estate or gift tax) other than those pertaining to the income tax.

The following is based on the Code, the Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial holder of subscription rights or Additional New Common Shares that is (1) a citizen or individual resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the U.S. or any political subdivision thereof, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions. A “Non-U.S. Holder” is a beneficial holder of subscription rights or Additional New Common Shares that is neither a U.S. Holder nor a partnership (or an entity treated as a partnership for U.S. federal tax purposes).

The tax treatment of a partner in a partnership, or other entity treated as a partnership for U.S. federal income tax purposes, may depend on both the partnership’s and the partner’s status. Partnerships that are beneficial owners of subscription rights or Additional New Common Shares, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences to them of the receipt, exercise, disposition and expiration of subscription rights and the ownership and disposition of Additional New Common Shares.

This summary is of a general nature only and is not intended to constitute a complete analysis of all tax consequences relating to the receipt, exercise, disposition and expiration of the subscription rights and the ownership and disposition of the additional new common shares. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances. To ensure compliance with Treasury Department Circular 230, holders are hereby notified that (1) any discussion of U.S. federal income tax issues herein or any other document referred to herein is not intended or written to be used, and cannot be used, by such holders for the purpose of avoiding penalties that may be imposed under the

Code, (2) such discussions are for use in connection with the promotion or marketing of the transactions or matters addressed herein, and (3) holders should seek advice based on your particular circumstances from an independent tax advisor.

U.S. Federal Income Tax Characterization of the Rights Offering

Wolverine intends to treat the distribution of subscription rights pursuant to the rights offering as a non-taxable transaction for U.S. federal income tax purposes and the remaining portion of this summary describes the U.S. federal income tax consequences of such treatment. Holders of Old Common Shares should be aware, however, that there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) would take a similar view or would agree with the tax consequences described below. Holders are urged to consult their tax advisors regarding the tax consequences of the rights offering.

Consequences to U.S. Holders

Receipt of Subscription Rights

A U.S. Holder will not recognize income, gain, deduction or loss on the receipt of subscription rights in the rights offering. A U.S. Holder’s tax basis in its subscription rights will depend on the relative fair market value of the subscription rights received by such U.S. Holder and such U.S. Holder’s Old Common Shares at the time the subscription rights are distributed. If the subscription rights received by a U.S. Holder have a fair market value equal to at least 15% of the fair market value of such U.S. Holder’s Old Common Shares on the date of the distribution, the U.S. Holder must allocate its adjusted tax basis in its Old Common Shares between its Old Common Shares and the subscription rights in proportion to their then relative fair market values. If the subscription rights received by a U.S. Holder have a fair market value that is less than 15% of the fair market value of such U.S. Holder’s Old Common Shares on the date of distribution, the U.S. Holder’s tax basis in its subscription rights will be zero unless the U.S. Holder elects to allocate its adjusted tax basis in its Old Common Shares in the manner described in the previous sentence. A U.S. Holder makes this election by attaching a statement to its U.S. federal income tax return for the year in which subscription rights are received. The election, once made, is irrevocable. A U.S. Holder making this election must retain a copy of the election and the tax return with which it was filed to substantiate the gain or loss, if any, recognized on any later disposition of Additional New Common Shares received upon exercise of its subscription rights. The holding period for subscription rights received by a U.S. Holder will include the U.S. Holder’s holding period for its Old Common Shares with respect to which the subscription rights are received.

Exercise of Subscription Rights

A U.S. Holder will not recognize gain or loss on the exercise of a subscription right. The U.S. Holder’s tax basis in Additional New Common Shares received as a result of the exercise of the subscription right will equal the sum of the exercise price paid for the Additional New Common Shares and the U.S. Holder’s tax basis in the subscription right determined as described under “—Receipt of Subscription Rights” above. The holding period for the Additional New Common Shares received as a result of the exercise of the subscription right will begin on the exercise date.

A U.S. Holder that exercises subscription rights should be aware that the exercise of such subscription rights could result in any loss that would otherwise be recognized with respect to such U.S. Holder’s Old Common Shares to be disallowed under the “wash sale” rules. If the “wash sale” rules apply to a U.S. Holder’s loss with respect to its Old Common Shares, the U.S. Holder’s tax basis in any Additional New Common Shares received as a result of the exercise of the subscription rights would be increased to reflect the amount of the disallowed loss. U.S. Holders are urged to consult their tax advisors regarding how the “wash sale” rules apply to them in light of their particular circumstances.

Sale, Exchange or Other Taxable Disposition of Subscription Rights

If a U.S. Holder sells, exchanges or otherwise disposes of subscription rights in a taxable disposition, the U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized for the subscription rights and the U.S. Holder’s tax basis in the subscription rights. Capital gain of non-corporate U.S. Holders derived with respect to a sale, exchange or other disposition of subscription rights in which the U.S. Holder has a holding period exceeding one year (determined as described under “—Receipt of Subscription Rights” above) may be eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations under the Code. U.S. Holders are urged to consult their tax advisors regarding such limitations.

Expiration of Subscription Rights

A U.S. Holder that allows a subscription right to expire will not recognize gain or loss and will not allocate any tax basis to the subscription right as described under “—Receipt of Subscription Rights” above.

Dividends on Additional New Common Shares

The gross amount of any distribution of cash or property (other than in liquidation) made to a U.S. Holder with respect to Additional New Common Shares generally will be includible in gross income by a U.S. Holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Wolverine as determined under U.S. federal income tax principles. A distribution which is treated as a dividend for U.S. federal income tax purposes may qualify for the 70% dividends-received deduction if such amount is distributed to a U.S. Holder that is a corporation and certain holding period and taxable income requirements are satisfied. Any dividend received by a U.S. Holder that is a corporation may be subject to the “extraordinary dividend” provisions of the Code. Dividends received by non-corporate U.S. Holders in taxable years beginning before January 1, 2011 may qualify for a maximum 15% rate of taxation if certain holding period and other requirements are met.

A distribution in excess of Wolverine’s current and accumulated earnings and profits will first be treated as a return of capital to the extent of the U.S. Holder’s adjusted tax basis in its Additional New Common Shares and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent taxable disposition of the Additional New Common Shares). To the extent that such distribution exceeds the U.S. Holder’s adjusted tax basis in its Additional New Common Shares, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Holder’s holding period in its Additional New Common Shares exceeds one year as of the date of the distribution.

Sale, Exchange or Other Taxable Disposition of Additional New Common Shares

For U.S. federal income tax purposes, a U.S. Holder generally will recognize capital gain or loss on the sale, exchange or other taxable disposition of any of its Additional New Common Shares in an amount equal to the difference between the amount realized for the Additional New Common Shares and the U.S. Holder’s adjusted tax basis in the Additional New Common Shares. Capital gain of non-corporate U.S. Holders derived with respect to a sale, exchange or other disposition of Additional New Common Shares held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations under the Code. U.S. Holders are urged to consult their tax advisors regarding such limitations.

Consequences to Non-U.S. Holders

Receipt of Subscription Rights

A Non-U.S. Holder generally will not be subject to U.S. federal income tax as a result of the receipt of subscription rights.

Exercise of Subscription Rights

A Non-U.S. Holder will not be subject to U.S. federal income tax as a result of the exercise of subscription rights.

Sale, Exchange or Other Taxable Disposition of Subscription Rights

Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or other taxable disposition of subscription rights will not be subject to U.S. federal income tax unless: (a) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder; (b) in the case of a Non-U.S. Holder who is an individual and who holds the subscription rights as capital assets, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or (c) Wolverine is or has been a “United States real property holding corporation” for U.S. federal income tax purposes.

Expiration of Subscription Rights

A Non-U.S. Holder will not be subject to U.S. federal income tax as a result of the expiration of subscription rights.

Dividends on Additional New Common Shares

Dividends paid to a Non-U.S. Holder on Additional New Common Shares generally will be subject to U.S. withholding tax at a rate of 30%. The withholding tax may apply at a reduced rate under terms of an applicable tax treaty. Generally, a Non-U.S. Holder must demonstrate its entitlement to treaty benefits by providing an IRS Form W-8BEN (or other applicable form), certifying under penalty of perjury that such Non-U.S. Holder is not a U.S. person and is entitled to treaty benefits. If the Additional New Common Shares are held through certain foreign intermediaries, other forms of certification complying with the requirements of applicable Treasury Regulations may be required. Special certification and other requirements may apply to certain Non-U.S. Holders that are not individuals.

Sale, Exchange or Other Taxable Disposition of Additional New Common Shares

Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or other taxable disposition of Additional New Common Shares generally will not be subject to U.S. federal income tax unless: (a) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder; (b) in the case of a Non-U.S. Holder who is an individual and who holds the Additional New Common Shares as capital assets, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or (c) Wolverine is or has been a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

A holder may be subject to backup withholding tax on payments of dividends and proceeds received on a sale, exchange or other taxable disposition if certain information reporting requirements are not met. Backup withholding tax is not an additional tax. A holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of tax, such holder may be entitled to a refund, provided that the requisite information is correctly furnished to the IRS in a timely manner.

The information reporting and backup withholding tax rules do not apply to payments that are subject to the 30% U.S. federal withholding tax on dividends paid to nonresidents, or to payments that are subject to a lower withholding tax rate or exempt from U.S. federal withholding tax by application of a tax treaty or special exception. Therefore, payments of dividends on Additional New Common Shares generally will not be subject to information reporting or backup withholding tax if a Non-U.S. Holder certifies its nonresident status as described under “—Dividends on Additional New Common Shares” above. In addition, payments made to a Non-U.S. Holder by a broker upon a sale of Additional New Common Shares generally will not be subject to information reporting or backup withholding tax as long as the Non-U.S. Holder certifies its foreign status.

Each taxpayer should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

During 2006 our common stock traded on the New York Stock Exchange (“NYSE”) under the symbol “WLV.” On December 26, 2006, we were advised by the NYSE that our common stock would be suspended from trading on the NYSE prior to the opening on January 3, 2007, and the suspension actually took effect on January 4, 2007. The NYSE advised us that its decision to suspend trading and initiate delisting procedures was a result of Wolverine not meeting the NYSE’s continued listing standard regarding average global market capitalization over a consecutive 30 trading-day period of at least $25 million, which is a minimum threshold under Section 802.01B of the NYSE Listed Company Manual for continued listing. On March 7, 2007, the NYSE filed a Form 25 to remove our common stock from listing and registration on the NYSE effective March 19, 2007.

Our common stock is quoted on the OTC Bulletin Board and the Pink Sheets under the symbol “WLVT.” Sales prices on the OTC Bulletin Board and the Pink Sheets reflect inter-dealer prices, without mark-up, mark-down or commission and may not necessarily represent actual transactions. The last reported sale price of our common stock on April 13, 2007 was $2.10.

As of April 1, 2007, there were 15,113,236 shares of common stock outstanding, held by 242 stockholders of record.

The following table sets forth the high and low sales prices for our common stock, as reported by the NYSE for the periods through January 3, 2007, and thereafter the high and low bid prices of our common stock as quoted on the Pink Sheets:

	2007		2006		2005
Period	High	Low	High	Low	High	Low
First Quarter	$2.58	$0.70	$6.85	$3.28	$13.34	$8.44
Second Quarter			4.18	2.51	8.85	5.31
Third Quarter			5.59	2.73	8.55	5.35
Fourth Quarter			3.16	1.02	7.75	4.38

We did not declare or pay cash dividends on our common stock during the years ended December 31, 2006, 2005 or 2004. We do not currently plan to pay cash dividends on our common stock. In the foreseeable future, any future determination to pay cash dividends will depend on our results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors. We intend to retain earnings to fund operations, to service our debt and provide for other corporate needs, and to fund required dividend payments on the Series A Convertible Preferred Stock. The terms of our Series A Convertible Preferred Stock prohibit us from paying cash dividends on our common stock while such preferred stock is outstanding. In addition, the agreement governing our secured revolving credit facility generally prohibits the payment of cash dividends on our common stock, and the indenture governing our 10.5% Senior Notes limits our ability to pay cash dividends on the common stock unless certain financial and other tests are met.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock as of April 1, 2007 consisted of 40,000,000 shares of common stock, par value $0.01 per share, of which 15,113,236 shares were issued and outstanding, and 500,000 shares of preferred stock, par value $1.00 per share, of which 76,500 shares have been designated as Series A Convertible Preferred Stock, 50,000 shares of which were issued and outstanding. We are obligated, both contractually and pursuant to the certificate of designations for the Series A Convertible Preferred Stock, to seek stockholder approval for an amendment to our restated certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 to at least 175,000,000. We are seeking stockholder approval to increase our authorized common stock to 180,000,000 shares at our annual stockholders’ meeting currently scheduled on May 24, 2007. Information regarding our capital stock is set forth in our restated certificate of incorporation, including the certificate of designations for the Series A Convertible Preferred Stock, and our bylaws, which have been filed as exhibits to our SEC filings, and in the applicable provisions of the Delaware General Corporation Law (the “DGCL”) under which we are incorporated and by which our corporate affairs are governed.

Common Stock

Voting

Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. The Series A Convertible Preferred Stock votes with the common stock on an as-converted basis, subject to certain limitations, as described below in “Preferred Stock—Series A Convertible Preferred Stock—Voting Rights.” The holders of common stock do not have a cumulative voting right, which means that the holders of a plurality of the shares voting at a stockholder meeting can elect all of the directors standing for election at such meeting.

Our restated certificate of incorporation currently provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with directors in each class to be elected to terms of three years. At our annual stockholders’ meeting currently scheduled on May 24, 2007, we are seeking stockholder approval to amend our restated certificate of incorporation to declassify the Board of Directors to provide for the annual election of all directors commencing with the 2007 annual meeting.

Dividends

Holders of shares of common stock may receive dividends when and if declared by the Board of Directors in accordance with the applicable law, subject to the restrictions imposed by the terms of the Series A Convertible Preferred Stock. See “Preferred Stock—Series A Convertible Preferred Stock—Dividends,” below.

Other Rights

Holders of shares of common stock are entitled to share ratably in our assets available for distribution to our stockholders in the event of liquidation, dissolution or winding up of Wolverine, subject to the liquidation preference of the Series A Convertible Preferred Stock. See “Preferred Stock—Series A Convertible Preferred Stock—Liquidation Preference,” below. Holders of shares of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are, and the shares to be issued upon conversion of the Series A Convertible Preferred Stock will be, upon payment therefor and issuance, fully paid and non-assessable.

Changes in Control—Antitakeover Provisions

Certain provisions of our restated certificate of incorporation and bylaws may have the effect of preventing, discouraging or delaying a change in control of Wolverine. The authority of the Board of Directors to issue preferred stock with such designation, rights, preferences, limitations and voting rights as it may deem appropriate (subject to the restrictions set forth in the certificate of designations for the Series A Convertible Preferred Stock) may enable the Board to prevent a change in control despite a shift in ownership of the voting stock. In addition, the power of our Board to issue additional shares of common stock (subject to the restrictions set forth in the certificate of designations for the Series A Convertible Preferred Stock) may delay or deter a change in control by increasing the number of shares needed to gain control.

In addition to certain voting, redemption and liquidation provisions of the Series A Convertible Preferred Stock, as discussed below, the following provisions also may deter any change in control:

•

Classified Board. The Board of Directors is currently classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of the Board of Directors is elected by the stockholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. This provision also stipulates that (i) directors can be removed only for cause upon a vote of 75% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the board may only be filled by a majority vote of the directors remaining in office, (iii) subject to the maximum number of authorized directors provided in the restated certificate of incorporation and the rights of any holders of the outstanding preferred stock with the power to elect directors, the maximum number of directors shall be fixed by resolution of the Board of Directors, and (iv) the provisions relating to the classified board can only be amended by the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class. As noted above, at our annual stockholders’ meeting currently scheduled on May 24, 2007, we are seeking stockholder approval to amend our restated certificate of incorporation to declassify the Board of Directors to provide for the annual election of all directors commencing with the 2007 annual meeting.

•	Director Authority. The restated certificate of incorporation prohibits stockholders from calling special stockholders’ meetings and acting by written consent.

•

Bylaw Provisions. The bylaws provide that stockholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of the stockholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of stockholder meetings but could make it more difficult for stockholders to nominate directors or introduce business at stockholder meetings.

•

Delaware Business Combination Statute. Subject to some exceptions, Section 203 of the DGCL prohibits us from entering into certain “business combinations” (as defined in the DGCL) involving a person or persons beneficially owning 15% or more of the outstanding common stock (or who is an affiliate and has over the past three years beneficially owned 15% or more of such stock). We refer to such a person as an “interested stockholder” and the transaction which results in such person becoming an interested stockholder as the “stock acquisition.” The prohibition lasts for three years from the date of the stock acquisition. Notwithstanding the preceding, the DGCL allows us to enter into a business combination with an interested stockholder if (i) prior to entering such transaction, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by an affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder or (iii) upon consummation of the stock acquisition, such stockholder owned at least 85% of the outstanding stock (excluding stock held by officers and directors or by certain stock plans).

Listing

Our common stock is not listed on any national securities exchange. Our common stock is quoted on the OTC Bulletin Board and the Pink Sheets under the symbol “WLVT.”

Preferred Stock

General

Under our restated certificate of incorporation, our Board of Directors is authorized, without further stockholder approval, to issue up to 500,000 shares of preferred stock, par value $1.00 per share, in one or more series, and to fix the designation, relative powers, preferences and rights, and qualifications, limitations or restrictions—including but not limited to voting rights, dividend rates and conversion features—as may be set forth in resolutions providing for the issuance of such preferred stock. Accordingly, preferred stock may be issued having voting rights and dividend and liquidation preferences over the common stock without the consent of the common stockholders.

Series A Convertible Preferred Stock

The Board of Directors has designated 76,500 shares of preferred stock as Series A Convertible Preferred Stock having a stated value of $1,000 per share, with the terms and conditions summarized below. The Board of Directors will authorize up to an additional 6,390 shares of Series A Convertible Preferred Stock if necessary to satisfy our obligation to issue additional shares to Alpine and Plainfield pursuant to the call option.

Dividends. Dividends on the Series A Convertible Preferred Stock are cumulative and are payable quarterly at an annual rate of 8%. We are entitled to defer dividends in certain circumstances. Any deferred dividend will accrue at an annual rate of 10% if the dividend payment date is before January 31, 2012 and at an annual rate of 12% per annum if the dividend payment date is on or after January 31, 2012. In addition, if at any time more than 120 days after February 16, 2007, the following two conditions are not satisfied:

•	the number of authorized but unissued and otherwise unreserved shares of common stock is sufficient to permit the conversion of the Series A Convertible Preferred Stock into common stock, and

•	the shares of common stock into which the Series A Convertible Preferred Stock is convertible are registered for resale under the Securities Act,

then the dividend rate on the Series A Convertible Preferred Stock will increase by 0.50% for each quarter in which those two conditions remain unsatisfied, up to a maximum increase of 2%.

Conversion. Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder, into a number of shares of common stock equal to $1,000 divided by the conversion price. The initial conversion price is $1.10 and is subject to customary anti-dilution adjustments, including for stock dividends and stock splits, for certain asset distributions, for certain fundamental corporate transactions and for subsequent equity sales.

As noted above, we are seeking stockholder approval for an amendment to our certificate of incorporation increasing the number of authorized shares of our common stock in order to have sufficient authorized shares of common stock to issue upon conversion of all of the outstanding Series A Convertible Preferred Stock.

Liquidation Preference. Upon our voluntary or involuntary dissolution, liquidation or winding up, and in the case of certain fundamental corporate transactions, holders of the Series A Convertible Preferred Stock will be entitled to receive, prior and in preference to any distribution to the holders of common stock or any other junior securities, a cash liquidation preference equal to the greater of:

•	the stated value for each share of such holder’s Series A Convertible Preferred Stock plus all accrued and unpaid dividends; or

•

the amount per share that would be payable to such a holder (including all accrued and unpaid dividends) had all shares of Series A Convertible Preferred Stock been converted to common stock immediately prior to such event.

Redemption. The Series A Convertible Preferred Stock is mandatorily redeemable at the stated value plus any accrued and unpaid dividends on January 31, 2017 and upon the occurrence of certain change of control transactions that are not approved by at least five of the members of our Board of Directors.

We may redeem all, but not less than all, of the Series A Convertible Preferred Stock at our option, at the stated value plus any accrued and unpaid dividends, at any time on or after January 31, 2014, but only if the two conditions described in “—Dividends,” above, are satisfied between the delivery of the notice of redemption and the redemption date.

Ranking. With respect to dividend rights or rights upon our liquidation, dissolution or winding up, the Series A Convertible Preferred Stock ranks senior to our common stock and all other equity or equity securities of Wolverine. So long as any shares of Series A Convertible Preferred Stock are outstanding, we may not:

•	redeem, purchase or otherwise acquire any such junior securities, or set aside any money for such a redemption, purchase or other acquisition; nor

•

pay or declare any dividend or make any distribution on any such junior securities, except for pro rata stock dividends on the common stock and dividends on the Series A Convertible Preferred Stock due and paid in the ordinary course.

Voting Rights. The holders of Series A Convertible Preferred Stock are entitled to vote, on an as-converted basis, with the holders of our common stock on all matters on which holders of common stock are entitled to vote, including, without limitation, the election of directors, subject to the following limitation. For so long as any of Wolverine’s 10.5% Senior Notes due 2009 are outstanding, no holder of Series A Convertible Preferred Stock (together with any other person with whom that holder would be considered a “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) with respect to the preferred stock or the common stock) may vote common stock and preferred stock in excess of 49% of the total voting power of all voting securities of Wolverine.

So long as there is at least 25,000 shares of Series A Convertible Preferred Stock outstanding, Wolverine cannot take certain fundamental corporate actions without the vote of a majority of the outstanding Series A Convertible Preferred Stock, voting as a separate class.

Registration Rights. Pursuant to the Preferred Stock Purchase Agreement, we have filed with the SEC a shelf registration statement covering the Series A Convertible Preferred Stock and the common stock issuable upon conversion of the Series A Convertible Preferred Stock, and we have also granted the preferred stockholders certain “demand” and “piggyback” registration rights with respect to those shares.

Listing. There is no public market for our Series A Convertible Preferred Stock, and we do not intend to list the Series A Convertible Preferred Stock on any national securities exchange or automated quotation system.

PLAN OF DISTRIBUTION

We are making the rights offering directly to you, the eligible holders of Wolverine common stock. We have not employed any brokers, dealers or underwriters in connection with the rights offering and will not pay any underwriting commissions, fees or discounts in connection with the rights offering. Some of our directors or officers may assist in the rights offering. These individuals will not receive any commissions or compensation other than their normal directors’ fees or employment compensation.

We will bear all costs, expenses and fees in connection with the rights offering. We will pay the subscription agent a fee of approximately $            and reimburse the subscription agent for certain expenses incurred in connection with the rights offering. We estimate that our total expenses in connection with the rights offering, including fees to the subscription agent, will be approximately $            .

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Balch & Bingham LLP, Birmingham, Alabama.

EXPERTS

The consolidated financial statements and schedule of Wolverine Tube, Inc. and its subsidiaries as of December 31, 2006, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance on reports of KPMG LLP, independent registered public accounting firm, given on authority of such firm as experts in accounting and auditing. The audit report covering the December 31, 2006 consolidated financial statements refers to a change in the method of accounting for share-based payments effective January 1, 2006 and accounting for defined pension and post-retirement benefits effective December 31, 2006.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Information in this prospectus updates and supercedes information incorporated by reference that we filed with the SEC before the date of this prospectus. This prospectus incorporates by reference the documents set forth below that we previously have filed with the SEC (Commission File No. 001-12164), which contain important information about us and our financial condition:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 16, 2007;

•	Current Reports on Form 8-K, filed on February 5, 2007, February 23, 2007, March 7, 2007 and April 2, 2007;

•	Report of Change of Majority of Directors on Schedule 14F-1, filed on February 12, 2007, as amended on February 13, 2007;

•	Preliminary Proxy Statement for 2007 Annual Meeting of Stockholders, filed on April 3, 2007; and

•

The description of our common stock included in the Registration Statement on Form 8-A, filed July 7, 1993 (which incorporates by reference the description of our common stock set forth under the heading “Description of Capital Stock” in the Registration Statement on Form S-1 (Registration No. 33-65148) with an effective date of August 12, 1993, including amendments thereto).

We will provide without charge to each person, including a beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus, other than the exhibits to such documents unless the exhibits are specifically incorporated by reference but not delivered with this prospectus. Requests should be directed to Jennifer Brinkley, Wolverine Tube, Inc., 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801, (256) 580-3982 or brinklej@wlv.com. In addition, certain of the above documents are available on our website at www.wlv.com. The information found on our website and on websites linked to it are not incorporated into or made a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Wolverine, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) system. The address of this site is http://www.sec.gov.

This prospectus constitutes a part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act of 1933. As permitted by SEC rules, this prospectus does not contain all the information set forth in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-1 (and any amendments) in the manner described above. You should refer to the applicable exhibit for a complete description of any statement referring to any material contract or other document. Certain information is also incorporated by reference into this prospectus as described under “Incorporation by Reference.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth costs and expenses (other than underwriting discounts, if any) payable by us in connection with this offering. All amounts are estimates except the SEC registration fee.

SEC registration fee	$1,569
Printing expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Subscription agent fees and expenses	*
Transfer agent and registrar fees and expenses	*
Miscellaneous fees and expenses	*
Total	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s bylaws, agreement, vote or otherwise.

Article Ninth of the Registrant’s Restated Certificate of Incorporation and Bylaws 33 and 34 of the Registrant’s bylaws provide for mandatory indemnification of its directors, officers and employees to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into indemnification agreements with its directors and certain of its officers and any director elected to the board in the future. These agreements establish contractual rights for the officers and directors to be indemnified by the Registrant to the fullest extent permitted by applicable law.

Item 15.	Recent Sales of Unregistered Securities.

On March 29, 2007 and April 2, 2007, we granted options to purchase an aggregate of 2,850,000 shares of our common stock to our employees and options to purchase 4,399,059 shares to The Alpine Group, Inc. (“Alpine”), in its capacity as a consultant to Wolverine, under our 2007 Non-Qualified Stock Option Plan at exercise prices ranging from $1.10 to $2.20 per share. We believe that these option grants were exempt from the registration requirements of the Securities Act of 1933 by virtue of a “no-sale” theory under Section 5 thereof, since none of the option recipients provided any consideration for the grants (the sale of the underlying option shares will occur only when the options are exercised and the purchase price paid to us).

On February 16, 2007, we sold to Alpine and Plainfield Special Situations Master Fund Limited (“Plainfield”) 50,000 shares of our Series A Convertible Preferred Stock, par value $1.00 per share, at a price of $1,000 per share, for aggregate cash consideration of $50,000,000, pursuant to a preferred stock purchase agreement. Each share of Series A Convertible Preferred Stock will be convertible into a number of shares of our common stock equal to $1,000 divided by the conversion price. The conversion price will initially be $1.10, subject to customary anti-dilution adjustments. In addition, pursuant to the preferred stock purchase agreement, if the gross proceeds we receive from a common stock rights offering we have agreed to conduct are less than $25 million, Alpine and Plainfield will be collectively obligated to purchase additional shares of Series A Convertible Preferred Stock, at a price of $1,000 per share, in an amount equal to $25 million minus the gross proceeds from the rights offering (the “put option”). In addition, under the preferred stock purchase agreement, following the rights offering, Alpine and Plainfield have an option to purchase additional shares of Series A Convertible Preferred Stock, at a price of $1,000 per share, sufficient to maintain a 55% aggregate ownership interest in us, calculated on an as converted, fully diluted basis (the “call option”). Based upon the provisions of the preferred stock purchase agreement, including the representations and warranties of Alpine and Plainfield therein, we believe that the issuance and sale of the Series A Convertible Preferred Stock, as well as the put option and call option, to Alpine and Plainfield were exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act.

For many years, we have maintained a 401(k) plan through which employees may invest in our common stock and other investment choices. We have a registration statement on Form S-8 in effect that registered 50,000 shares of our common stock for this 401(k) plan. Current investments in our common stock exceed the 50,000 shares registered. Effective May 1, 2006, participants in the 401(k) plan may not make any new or additional investments in our common stock, but continue to have other investment options. Because certain participants in the 401(k) plan purchased unregistered shares of our common stock, they may have the right to rescind their purchases or recover damages if they no longer own the shares, subject to the applicable one year statute of limitations under securities laws. Due to the limited number of participants holding the shares and the small number of unregistered shares sold, we do not believe that any potential liability would be material.

On June 23, 2004, we completed a private placement of 2.45 million shares of our common stock at a price of $10.00 per share, for aggregate cash consideration of $24.5 million. The shares of common stock were offered and sold to accredited institutional investors pursuant to a securities purchase agreement. Based upon the provisions of the securities purchase agreement, including the representations and warranties of the purchasers therein, we believe the issuance and sale of the common stock was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

The following is a list of exhibits filed as part of this registration statement on Form S-1:

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of the Company, as amended through May 1, 1998 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended July 4, 1998).

Exhibit No.	Description
3.2	Secretary’s Certificate, dated February 6, 2004, attached to a complete copy of the Bylaws of the Company, as amended May 22, 1997 (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2003).

3.3	Certificate of Designations of Series A Convertible Preferred Stock, dated as of February 16, 2007 (incorporated by reference to Exhibit A of the Preferred Stock Purchase Agreement, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 5, 2007).

4.1	Indenture, dated as of August 4, 1998, among the Company, certain of the Company’s subsidiaries and Wachovia Bank, National Association (successor to First Union National Bank) as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the period ended July 4, 1998).

4.2	Indenture, dated as of March 27, 2002, among the Company, certain of the Company’s subsidiaries and Wachovia Bank, National Association (successor to First Union National Bank), as Trustee (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2001).

4.3†	Form of Subscription Rights Certificate.

5.1†	Opinion of Balch & Bingham LLP.

10.1	Amended and Restated Credit Agreement, dated as of April 28, 2005, among the Company, its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the period ended July 3, 2005).

10.2	Amendment No. 1 to Amended and Restated Credit Agreement, dated as of August 1, 2005, among the Company, its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 5, 2005).

10.3	Amendment No. 2 to Amended and Restated Credit Agreement, effective September 30, 2005, among the Company, its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 31, 2005).

10.4	Amendment No. 3 to Amended and Restated Credit Agreement, dated as of February 22, 2006, among the Company, its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 28, 2006).

10.5	Amendment No. 4 to Amended and Restated Credit Agreement, dated as of April 4, 2006, among the Company and its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on April 11, 2006).

10.6	Amendment No. 5 to Amended and Restated Credit Agreement, dated as of June 9, 2006, among the Company and its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 13, 2006).

10.7	Amendment No. 6 to Amended and Restated Credit Agreement, dated as of December 15, 2006, among the Company and its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on December 21, 2006).

Exhibit No.	Description
10.8	Amendment No. 7 to Amended and Restated Credit Agreement, dated as of February 16, 2007, among the Company and its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 23, 2007).

10.9	Amendment No. 8 to Amended and Restated Credit Agreement and Consent, dated as of February 16, 2007, among the Company and its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on February 23, 2007).

10.10	Consignment Agreement, dated February 16, 2007, by and between HSBC Bank USA, National Association, Wolverine Tube, Inc. and Wolverine Joining Technologies, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 23, 2007).

10.11	Receivables Sale Agreement (U.S.), dated as of April 28, 2005, among the Company, Small Tube Manufacturing, LLC, Tube Forming, L.P. and DEJ 98 Finance, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 4, 2005).

10.12	Amendment No. 1 to Receivables Sale Agreement (U.S.), dated as of April 24, 2006, among the Company, Tube Forming, L.P., Small Tube Manufacturing, LLC and DEJ 98 Finance, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 11, 2006).

10.13	Amendment No. 2 to Receivables Sale Agreement (U.S.) and Amended and Restated Performance Undertaking, effective as of December 15, 2006, among Wolverine Tube, Inc., Tube Forming, L.P., Small Tube Manufacturing LLC, Wolverine Joining Technologies, LLC and DEJ Finance, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 21, 2006).

10.14	Canadian Receivables Sale Agreement, dated as of April 4, 2006, between Wolverine Tube (Canada) Inc. and DEJ 98 Finance, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 11, 2006).

10.15	Amended and Restated Receivables Purchase Agreement, dated as of April 4, 2006, among DEJ 98 Finance, LLC, Wolverine Finance, LLC, the Company, Variable Funding Capital Company LLC, The CIT Group/Business Credit, Inc., individually and as co-agent, and Wachovia Bank, National Association, individually and as co-agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 11, 2006).

10.16	Amendment No. 1 to Amended and Restated Receivables Purchase Agreement, effective as of June 9, 2006, among DEJ 98 Finance, LLC, Wolverine Finance, LLC, the Company, Variable Funding Capital Company LLC, The CIT Group/Business Credit, Inc., individually and as co-agent, and Wachovia Bank, National Association, individually and as co-agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 13, 2006).

10.17	Amendment No. 2 to Amended and Restated Receivables Purchase Agreement, effective as of December 15, 2006, among DEJ Finance, LLC, Wolverine Finance, LLC, Wolverine Tube, Inc., Variable Funding Capital Company LLC, The CIT Group/Business Credit, Inc. and Wachovia Bank, National Association (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on December 21, 2006).

10.18	Amendment No. 3 to Amended and Restated Receivables Purchase Agreement, dated as of February 16, 2007, among DEJ 98 Finance, LLC, Wolverine Finance, LLC, Wolverine Tube, Inc., Variable Funding Capital Company, LLC, The CIT Group/Business Credit, Inc., individually and as co-agent, and Wachovia Bank, National Association, individually and as agent (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on February 23, 2007).

Exhibit No.	Description
10.19	Preferred Stock Purchase Agreement, dated as of January 31, 2007, by and among Wolverine Tube, Inc., The Alpine Group, Inc. and Plainfield Special Situations Master Fund Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 5, 2007).

10.20	Registration Rights Agreement, dated as of February 16, 2007, by and among Wolverine Tube, Inc., The Alpine Group, Inc. and Plainfield Special Situations Master Fund Limited (incorporated by reference to Exhibit B to the Preferred Stock Purchase Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 5, 2007).

10.21	Management Agreement, dated as of February 16, 2007, by and between The Alpine Group, Inc. and Wolverine Tube, Inc. (incorporated by reference to Exhibit C to the Preferred Stock Purchase Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 5, 2007).

10.22*	Consulting Agreement, dated as of February 16, 2007, by and between Wolverine Tube, Inc. and Johann R. Manning, Jr. (incorporated by reference to Exhibit E-1 to the Preferred Stock Purchase Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 5, 2007).

10.23*	Separation Agreement, dated as of February 16, 2007, by and between Wolverine Tube, Inc. and Johann R. Manning, Jr. (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 (File No. 333-141815) filed on April 2, 2007).

10.24	Voting Agreement, dated as of February 16, 2007, by and among Wolverine Tube, Inc., The Alpine Group, Inc. and Plainfield Special Situations Master Fund Limited (incorporated by reference to Exhibit G to the Preferred Stock Purchase Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 5, 2007).

10.25*	Wolverine Tube, Inc. 1993 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 33-65148)).

10.26*	Form of Non-Qualified Option Agreement under the Wolverine Tube, Inc. 1993 Equity Incentive Plan (incorporated by reference to Exhibit 10.15 to the Company’s Quarterly Report on Form 10-Q for the period ended July 2, 1994).

10.27*	1993 Stock Option Plan for Outside Directors of Wolverine Tube, Inc. (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 33-65148)).

10.28*	Amendment One to Amended and Restated 1993 Stock Option Plan for Outside Directors of Wolverine Tube, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended April 1, 2001).

10.29*	2001 Stock Option Plan for Outside Directors of Wolverine Tube, Inc. (incorporated by reference to Appendix B to the Company’s Proxy Statement dated April 12, 2001).

10.30*	Form of Non-Qualified Option Agreement under the Company’s 1993 Stock Option Plan for Outside Directors and 2001 Stock Option Plan for Outside Directors (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended October 3, 2004).

10.31*	Wolverine Tube, Inc. 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 29, 2003).

10.32*	First Amendment to the Wolverine Tube, Inc. 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 29, 2003).

10.33*	Form of Non-Qualified Option Agreement under the Wolverine Tube, Inc. 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended October 3, 2004).

Exhibit No.	Description
10.34*	Form of Restricted Stock Agreement under the Wolverine Tube, Inc. 2003 Equity Incentive Plan, (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 25, 2005).

10.35*	Form of SAR Agreement under the Wolverine Tube, Inc. 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the period ended October 3, 2004).

10.36*	Wolverine Tube, Inc. Long Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended April 3, 1999).

10.37*	Wolverine Tube, Inc. Annual Performance Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 11, 2006).

10.38*	Wolverine Tube, Inc. Supplemental Benefit Restoration Plan (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2002).

10.39*	Deferred Compensation Trust Agreement, dated February 13, 2001, by and between the Company and AmSouth Bank, as Trustee (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 30, 2003).

10.40*	Amendment Number One to Deferred Compensation Trust Agreement, dated May 7, 2003, by and between the Company and AmSouth Bank, as Trustee (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended March 30, 2003).

10.41*	2002 Change in Control, Severance and Non-Competition Agreement, dated as of July 12, 2002, by and between the Company and Johann R. Manning, Jr. (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2002).

10.42*	2002 Change in Control, Severance and Non-Competition Agreement, dated as of July 12, 2002, by and between the Company and Keith Weil (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2002).

10.43*	2002 Change in Control, Severance and Non-Competition Agreement, dated as of July 12, 2002, by and between the Company and Garry K. Johnson (incorporated by reference to Exhibit 10.40 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2006).

10.44*	Consultant Agreement, dated as of February 10, 2005, by and between the Company and James E. Deason (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 16, 2005).

10.45*	Offer Letter, dated as of November 7, 2005, between the Company and James E. Deason (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 9, 2005).

10.46*	Letter Agreement between Wolverine Tube, Inc. and Garry K. Johnson, dated March 1, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 7, 2007).

10.47*	Summary of Non-Employee Director Compensation (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 25, 2005).

10.48*	Summary of Named Executive Officer Compensation (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the period ended July 2, 2006).

10.49*	Form of Director Indemnification Agreement, dated as of February 10, 2005 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 16, 2005).

10.50*	Form of Officer Indemnification Agreement, dated as of February 10, 2005 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on February 16, 2005).

Exhibit No.	Description
10.51*	Form of Letter for Amendment to Split Dollar Agreement Dated May 1, 1999 (incorporated by reference to Exhibit 10.41 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2005).

10.52*	Form of Letter for Amendment to Vesting of Underwater Options, dated as of October 24, 2005 (incorporated by reference to Exhibit 10.42 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2005).

10.53*	2001 Change in Control, Severance and Non-Competition Agreement, dated as of March 23, 2001, by and between the Company and John Van Gerwen (incorporated by reference to Exhibit 10.53 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2006).

10.54*	Wolverine Tube, Inc. 2007 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 2, 2007).

10.55*	Form of Non-Qualified Stock Option Agreement pursuant to the 2007 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 2, 2007).

10.56*	Non-Qualified Stock Option Agreement pursuant to the 2007 Non-Qualified Stock Option Plan, dated March 29, 2007, between the Company and The Alpine Group, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 2, 2007).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2006).

23.1†	Consent of Balch & Bingham LLP (included in Exhibit 5.1).

23.2+	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1+	Power of Attorney (included in signature page).

99.1†	Form of Instructions as to the Use of Wolverine Tube, Inc. Subscription Rights Certificates.

99.2†	Form of Notice of Guaranteed Delivery for Subscription Rights Certificate.

99.3†	Form of Letter to Record Stockholders.

99.4†	Form of Letter to Brokers, Custodian Banks and Other Nominees.

99.5†	Form of Letter to Clients of Nominee Holders.

99.6†	Form of Nominee Holder Certification.

99.7†	Substitute Form W-9 for Use with the Rights Offering.

99.8†	Form of Beneficial Owner Election Form.

*	Management contract or compensatory plan or arrangement.
+	Filed herewith.
†	To be filed by amendment.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to any plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntsville, State of Alabama, on April 18, 2007.

WOLVERINE TUBE, INC.

By:	/s/ James E. Deason
Name:	James E. Deason
Title:	Senior Vice President, Chief Financial
Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Wolverine Tube, Inc., a Delaware corporation, by his or her execution hereof or upon a counterpart hereof, does hereby constitute and appoint James E. Deason and Jennifer Brinkley, or any one of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to execute and sign any and all pre-effective and post-effective amendments to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits and schedules thereto and all other documents in connection therewith, with the Securities and Exchange Commission and with such state securities authorities as may be appropriate, granting said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes of the undersigned might or could do in person, hereby ratifying and confirming all the acts of said attorneys-in-fact and agents or any of them which they may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Harold M. Karp Harold M. Karp	President, Chief Operating Officer (Principal Executive Officer)	April 18, 2007

/s/ James E. Deason James E. Deason	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	April 18, 2007

/s/ Steven S. Elbaum Steven S. Elbaum	Non-Executive Chairman of the Board and Director	April 18, 2007

/s/ John L. Duncan John L. Duncan	Director	April 18, 2007

/s/ David M. Gilchrist, Jr. David M. Gilchrist, Jr.	Director	April 18, 2007

/s/ William C. Griffiths William C. Griffiths	Director	April 18, 2007

SIGNATURE	TITLE	DATE

Alan Kestenbaum	Director

/s/ K. Mitchell Posner K. Mitchell Posner	Director	April 18, 2007

Brett Young	Director

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of the Company, as amended through May 1, 1998 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended July 4, 1998).

3.2	Secretary’s Certificate, dated February 6, 2004, attached to a complete copy of the Bylaws of the Company, as amended May 22, 1997 (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2003).

3.3	Certificate of Designations of Series A Convertible Preferred Stock, dated as of February 16, 2007 (incorporated by reference to Exhibit A of the Preferred Stock Purchase Agreement, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 5, 2007).

4.1	Indenture, dated as of August 4, 1998, among the Company, certain of the Company’s subsidiaries and Wachovia Bank, National Association (successor to First Union National Bank) as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the period ended July 4, 1998).

4.2	Indenture, dated as of March 27, 2002, among the Company, certain of the Company’s subsidiaries and Wachovia Bank, National Association (successor to First Union National Bank), as Trustee (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2001).

4.3†	Form of Subscription Rights Certificate.

5.1†	Opinion of Balch & Bingham LLP.

10.1	Amended and Restated Credit Agreement, dated as of April 28, 2005, among the Company, its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the period ended July 3, 2005).

10.2	Amendment No. 1 to Amended and Restated Credit Agreement, dated as of August 1, 2005, among the Company, its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 5, 2005).

10.3	Amendment No. 2 to Amended and Restated Credit Agreement, effective September 30, 2005, among the Company, its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 31, 2005).

10.4	Amendment No. 3 to Amended and Restated Credit Agreement, dated as of February 22, 2006, among the Company, its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 28, 2006).

10.5	Amendment No. 4 to Amended and Restated Credit Agreement, dated as of April 4, 2006, among the Company and its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on April 11, 2006).

10.6	Amendment No. 5 to Amended and Restated Credit Agreement, dated as of June 9, 2006, among the Company and its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 13, 2006).

Exhibit No.	Description
10.7	Amendment No. 6 to Amended and Restated Credit Agreement, dated as of December 15, 2006, among the Company and its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on December 21, 2006).

10.8	Amendment No. 7 to Amended and Restated Credit Agreement, dated as of February 16, 2007, among the Company and its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 23, 2007).

10.9	Amendment No. 8 to Amended and Restated Credit Agreement and Consent, dated as of February 16, 2007, among the Company and its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on February 23, 2007).

10.10	Consignment Agreement, dated February 16, 2007, by and between HSBC Bank USA, National Association, Wolverine Tube, Inc. and Wolverine Joining Technologies, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 23, 2007).

10.11	Receivables Sale Agreement (U.S.), dated as of April 28, 2005, among the Company, Small Tube Manufacturing, LLC, Tube Forming, L.P. and DEJ 98 Finance, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 4, 2005).

10.12	Amendment No. 1 to Receivables Sale Agreement (U.S.), dated as of April 24, 2006, among the Company, Tube Forming, L.P., Small Tube Manufacturing, LLC and DEJ 98 Finance, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 11, 2006).

10.13	Amendment No. 2 to Receivables Sale Agreement (U.S.) and Amended and Restated Performance Undertaking, effective as of December 15, 2006, among Wolverine Tube, Inc., Tube Forming, L.P., Small Tube Manufacturing LLC, Wolverine Joining Technologies, LLC and DEJ Finance, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 21, 2006).

10.14	Canadian Receivables Sale Agreement, dated as of April 4, 2006, between Wolverine Tube (Canada) Inc. and DEJ 98 Finance, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 11, 2006).

10.15	Amended and Restated Receivables Purchase Agreement, dated as of April 4, 2006, among DEJ 98 Finance, LLC, Wolverine Finance, LLC, the Company, Variable Funding Capital Company LLC, The CIT Group/Business Credit, Inc., individually and as co-agent, and Wachovia Bank, National Association, individually and as co-agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 11, 2006).

10.16	Amendment No. 1 to Amended and Restated Receivables Purchase Agreement, effective as of June 9, 2006, among DEJ 98 Finance, LLC, Wolverine Finance, LLC, the Company, Variable Funding Capital Company LLC, The CIT Group/Business Credit, Inc., individually and as co-agent, and Wachovia Bank, National Association, individually and as co-agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 13, 2006).

10.17	Amendment No. 2 to Amended and Restated Receivables Purchase Agreement, effective as of December 15, 2006, among DEJ Finance, LLC, Wolverine Finance, LLC, Wolverine Tube, Inc., Variable Funding Capital Company LLC, The CIT Group/Business Credit, Inc. and Wachovia Bank, National Association (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on December 21, 2006).

Exhibit No.	Description
10.18	Amendment No. 3 to Amended and Restated Receivables Purchase Agreement, dated as of February 16, 2007, among DEJ 98 Finance, LLC, Wolverine Finance, LLC, Wolverine Tube, Inc., Variable Funding Capital Company, LLC, The CIT Group/Business Credit, Inc., individually and as co-agent, and Wachovia Bank, National Association, individually and as agent (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on February 23, 2007).

10.19	Preferred Stock Purchase Agreement, dated as of January 31, 2007, by and among Wolverine Tube, Inc., The Alpine Group, Inc. and Plainfield Special Situations Master Fund Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 5, 2007).

10.20	Registration Rights Agreement, dated as of February 16, 2007, by and among Wolverine Tube, Inc., The Alpine Group, Inc. and Plainfield Special Situations Master Fund Limited (incorporated by reference to Exhibit B to the Preferred Stock Purchase Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 5, 2007).

10.21	Management Agreement, dated as of February 16, 2007, by and between The Alpine Group, Inc. and Wolverine Tube, Inc. (incorporated by reference to Exhibit C to the Preferred Stock Purchase Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 5, 2007).

10.22*	Consulting Agreement, dated as of February 16, 2007, by and between Wolverine Tube, Inc. and Johann R. Manning, Jr. (incorporated by reference to Exhibit E-1 to the Preferred Stock Purchase Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 5, 2007).

10.23*	Separation Agreement, dated as of February 16, 2007, by and between Wolverine Tube, Inc. and Johann R. Manning, Jr. (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 (File No. 333-141815) filed on April 2, 2007).

10.24	Voting Agreement, dated as of February 16, 2007, by and among Wolverine Tube, Inc., The Alpine Group, Inc. and Plainfield Special Situations Master Fund Limited (incorporated by reference to Exhibit G to the Preferred Stock Purchase Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 5, 2007).

10.25*	Wolverine Tube, Inc. 1993 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 33-65148)).

10.26*	Form of Non-Qualified Option Agreement under the Wolverine Tube, Inc. 1993 Equity Incentive Plan (incorporated by reference to Exhibit 10.15 to the Company’s Quarterly Report on Form 10-Q for the period ended July 2, 1994).

10.27*	1993 Stock Option Plan for Outside Directors of Wolverine Tube, Inc. (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 33-65148)).

10.28*	Amendment One to Amended and Restated 1993 Stock Option Plan for Outside Directors of Wolverine Tube, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended April 1, 2001).

10.29*	2001 Stock Option Plan for Outside Directors of Wolverine Tube, Inc. (incorporated by reference to Appendix B to the Company’s Proxy Statement dated April 12, 2001).

10.30*	Form of Non-Qualified Option Agreement under the Company’s 1993 Stock Option Plan for Outside Directors and 2001 Stock Option Plan for Outside Directors (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended October 3, 2004).

Exhibit No.	Description
10.31*	Wolverine Tube, Inc. 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 29, 2003).

10.32*	First Amendment to the Wolverine Tube, Inc. 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 29, 2003).

10.33*	Form of Non-Qualified Option Agreement under the Wolverine Tube, Inc. 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended October 3, 2004).

10.34*	Form of Restricted Stock Agreement under the Wolverine Tube, Inc. 2003 Equity Incentive Plan, (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 25, 2005).

10.35*	Form of SAR Agreement under the Wolverine Tube, Inc. 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the period ended October 3, 2004).

10.36*	Wolverine Tube, Inc. Long Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended April 3, 1999).

10.37*	Wolverine Tube, Inc. Annual Performance Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 11, 2006).

10.38*	Wolverine Tube, Inc. Supplemental Benefit Restoration Plan (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2002).

10.39*	Deferred Compensation Trust Agreement, dated February 13, 2001, by and between the Company and AmSouth Bank, as Trustee (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 30, 2003).

10.40*	Amendment Number One to Deferred Compensation Trust Agreement, dated May 7, 2003, by and between the Company and AmSouth Bank, as Trustee (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended March 30, 2003).

10.41*	2002 Change in Control, Severance and Non-Competition Agreement, dated as of July 12, 2002, by and between the Company and Johann R. Manning, Jr. (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2002).

10.42*	2002 Change in Control, Severance and Non-Competition Agreement, dated as of July 12, 2002, by and between the Company and Keith Weil (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2002).

10.43*	2002 Change in Control, Severance and Non-Competition Agreement, dated as of July 12, 2002, by and between the Company and Garry K. Johnson (incorporated by reference to Exhibit 10.40 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2006).

10.44*	Consultant Agreement, dated as of February 10, 2005, by and between the Company and James E. Deason (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 16, 2005).

10.45*	Offer Letter, dated as of November 7, 2005, between the Company and James E. Deason (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 9, 2005).

10.46*	Letter Agreement between Wolverine Tube, Inc. and Garry K. Johnson, dated March 1, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 7, 2007).

Exhibit No.	Description
10.47*	Summary of Non-Employee Director Compensation (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 25, 2005).

10.48*	Summary of Named Executive Officer Compensation (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the period ended July 2, 2006).

10.49*	Form of Director Indemnification Agreement, dated as of February 10, 2005 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 16, 2005).

10.50*	Form of Officer Indemnification Agreement, dated as of February 10, 2005 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on February 16, 2005).

10.51*	Form of Letter for Amendment to Split Dollar Agreement Dated May 1, 1999 (incorporated by reference to Exhibit 10.41 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2005).

10.52*	Form of Letter for Amendment to Vesting of Underwater Options, dated as of October 24, 2005 (incorporated by reference to Exhibit 10.42 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2005).

10.53*	2001 Change in Control, Severance and Non-Competition Agreement, dated as of March 23, 2001, by and between the Company and John Van Gerwen (incorporated by reference to Exhibit 10.53 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2006).

10.54*	Wolverine Tube, Inc. 2007 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 2, 2007).

10.55*	Form of Non-Qualified Stock Option Agreement pursuant to the 2007 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 2, 2007).

10.56*	Non-Qualified Stock Option Agreement pursuant to the 2007 Non-Qualified Stock Option Plan, dated March 29, 2007, between the Company and The Alpine Group, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 2, 2007).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2006).

23.1†	Consent of Balch & Bingham LLP (included in Exhibit 5.1).

23.2+	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1+	Power of Attorney (included in signature page).

99.1†	Form of Instructions as to the Use of Wolverine Tube, Inc. Subscription Rights Certificates.

99.2†	Form of Notice of Guaranteed Delivery for Subscription Rights Certificate.

99.3†	Form of Letter to Record Stockholders.

99.4†	Form of Letter to Brokers, Custodian Banks and Other Nominees.

99.5†	Form of Letter to Clients of Nominee Holders.

99.6†	Form of Nominee Holder Certification.

99.7†	Substitute Form W-9 for Use with the Rights Offering.

99.8†	Form of Beneficial Owner Election Form.

*	Management contract or compensatory plan or arrangement.
+	Filed herewith.
†	To be filed by amendment.